Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

BTcP PHARMA, LLC,

AND

INSYS THERAPEUTICS, INC.

DATED AS OF

September 1, 2019

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2
Section 1.1	Definitions2
Section 1.2	Interpretation16
Section 1.3	Currency16
ARTICLE II SALE AND PURCHASE OF TRANSFERRED ASSETS	16
Section 2.1	Purchase and Sale16
Section 2.2	Transferred Assets and Excluded Assets16
Section 2.3	Assumed Liabilities and Excluded Liabilities18
Section 2.4	Cure Amounts20
ARTICLE III PURCHASE PRICE	20
Section 3.1	Purchase Price20
Section 3.2	Royalty Payments20
Section 3.3	Transfer Taxes22
Section 3.4	Program Fees22
Section 3.5	No Offset22
Section 3.6	Default; Change of Control22
Section 3.7	Purchase Price Allocation22
ARTICLE IV THE CLOSING	23
Section 4.1	Closing Date23
Section 4.2	Transactions to Be Effected at the Closing23
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER	23
Section 5.1	Seller Organization; Good Standing23
Section 5.2	Authority; Execution and Delivery23
Section 5.3	Consents; No Violations, Etc24
Section 5.4	Title to Transferred Assets; Inventory25
Section 5.5	Regulatory Issues25
Section 5.6	Brokers25
Section 5.7	Purchased Contracts25
Section 5.8	Registered Intellectual Property26
Section 5.9	Absence of Debarment26
Section 5.10	No Other Representations27
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER	27

i

Section 6.1	Buyer Organization; Good Standing27
Section 6.2	Authority; Execution and Delivery27
Section 6.3	Consents; No Violations, Etc28
Section 6.4	Brokers28
Section 6.5	Availability of Funds28
Section 6.6	Bankruptcy29
Section 6.7	Absence of Debarment29
Section 6.8	Title to Lazanda29
Section 6.9	Registered Intellectual Property29
Section 6.10	Regulatory Issues30
Section 6.11	Revenue of Lazanda30
Section 6.12	No Seller Warranty; Disclaimer of Other Representations and Warranties30
ARTICLE VII BANKRUPTCY COURT MATTERS	31
Section 7.1	Bankruptcy Court Approval31
Section 7.2	Bankruptcy Court Filings31
Section 7.3	Assumption and Assignment of Contracts.31
ARTICLE VIII CERTAIN PRE-CLOSING COVENANTS AND AGREEMENTS	32
Section 8.1	Filings; Other Actions; Notification and Cooperation32
Section 8.2	Covenants Regarding Information34
Section 8.3	Transfer of Lazanda35
Section 8.4	Transition35
Section 8.5	Form 483 Observation35
ARTICLE IX CERTAIN OTHER COVENANTS AND AGREEMENTS	35
Section 9.1	Books and Records35
Section 9.2	Assumption of Regulatory Commitments; Transfer of Product Registrations36
Section 9.3	Confidentiality36
Section 9.4	Trade Notification; Use of Seller Names37
Section 9.5	Post-Closing Payments37
Section 9.6	Coordination38
Section 9.7	Development Communications38
Section 9.8	Pharmacovigilance38
Section 9.9	Manufacturing Inside and Outside the Territory38
Section 9.10	Right to Reference39

Section 9.11	Negative Covenants39
ARTICLE X EMPLOYEE MATTERS	40
Section 10.1	Employee Matters40
ARTICLE XI CONDITIONS PRECEDENT	40
Section 11.1	Conditions to Each Party’s Obligations40
Section 11.2	Conditions to the Obligations of Buyer41
Section 11.3	Conditions to the Obligations of Seller41
ARTICLE XII TERMINATION, AMENDMENT AND WAIVER	42
Section 12.1	Termination42
Section 12.2	Effect of Termination and Abandonment43
ARTICLE XIII INDEMNIFICATION	44
Section 13.1	Survival44
Section 13.2	Indemnification by Buyer44
Section 13.3	Procedure45
Section 13.4	Tax Treatment of Indemnification Payments46
ARTICLE XIV GENERAL PROVISIONS	46
Section 14.1	Expenses46
Section 14.2	Further Assurances and Actions46
Section 14.3	Notices46
Section 14.4	Headings47
Section 14.5	Severability47
Section 14.6	Counterparts47
Section 14.7	Entire Agreement; No Third-Party Beneficiaries47
Section 14.8	Governing Law; English Language48
Section 14.9	Jurisdiction, Venue, Service of Process; Waiver of Trial by Jury48
Section 14.10	Specific Performance48
Section 14.11	Publicity49
Section 14.12	Assignment49
Section 14.13	Amendments and Waivers49
Section 14.14	Reasonable Best Efforts49
Section 14.15	Compliance with Law50
Section 14.16	Construction50

Exhibit AAssignment and Assumption Agreement

Exhibit BBill of Sale

Exhibit CPatent Assignments

Exhibit DTrademark Assignments

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 1, 2019, is made by and between BTcP Pharma, LLC, a Wyoming limited liability company (“Buyer”), and Insys Therapeutics, Inc., a Delaware corporation (“Seller”). Buyer and Seller are each referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Seller and its Affiliates are debtors and debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on June 10, 2019 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such cases, the “Chapter 11 Cases,” and Seller and its Affiliates who filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, collectively, the “Debtors”), jointly administered for procedural purposes only under Case No. 19-11292;

WHEREAS, Seller owns and is engaged in the business of developing, manufacturing and marketing the Subsys® (fentanyl sublingual spray) product (all strengths, doses and formulations in the Territory, each a “Product” and collectively, the “Products”);

WHEREAS, Buyer and its Affiliates own and are engaged in the business of developing, manufacturing and marketing the Lazanda® (fentanyl nasal spray) product (collectively, the 100mcg and 400mcg strengths, doses and formulations referred to as “Lazanda”) in the U.S.;

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Seller, pursuant to Section 363(b) of the Bankruptcy Code, the Product Technology (as hereinafter defined) and certain other assets and liabilities primarily related to the Products in the Territory, all as more specifically provided and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Seller (the “Seller Board”) has: (a) determined that this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”) are fair to and in the best interests of Seller and its relevant stakeholders; and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements; and

WHEREAS, the Board of Managers of Buyer (the “Buyer Board”) has: (a) determined that this Agreement and the Transactions are fair to and in the best interests of Buyer and its equityholders; and (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1Definitions

.  As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, at the time such determination is being made, controls, is controlled by or is under common control with such Person (and for this purpose, the term “control” means the power to direct, or cause the direction of, the management or policies of a Person (directly or indirectly), whether through ownership of voting rights or securities, by Contract or otherwise (and the terms “controlling” and “controlled” have meanings correlative to the foregoing)).  For purposes of this Agreement, an “Affiliate” of Seller shall mean its subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 3.7.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement, the Patent Assignments, the Trademark Assignments and any other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby.

“Annual Combined Net Sales” means the amount of Combined Net Sales for each Calendar Year during the Royalty Term.

“Antitrust Laws” has the meaning set forth in Section 8.1(b).

“Assignment and Assumption Agreement” means an assignment and assumption agreement to be executed and delivered by Buyer and Seller at Closing, substantially in the form attached hereto as Exhibit A.

“Assigned Registered Intellectual Property” has the meaning set forth in Section 5.8(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Assumption and Assignment Notice” has the meaning set forth in Section 7.3(a).

“Audit Disagreement” has the meaning set forth in Section 3.2(e).

“Auditor” has the meaning set forth in Section 3.2(d).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.2.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bidding Procedures Order” means that certain Order of the Bankruptcy Court entered on July 2, 2019 ECF No. 210, that, among other things, establishes: (i) a date by which bids must be submitted by bidders and (ii) procedures for the bidding and auction processes.

“Bill of Sale” means a bill of sale to be executed and delivered by Seller to Buyer at Closing, substantially in the form attached hereto as Exhibit B.

“Books and Records” has the meaning set forth in the definition of “Transferred Records.”

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A. are authorized or required by Law to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board” has the meaning set forth in the recitals.

“Buyer Favored Right to Reference” has the meaning set forth in Section 9.10(b).

“Buyer Officer’s Certificate” means a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, reasonably satisfactory in form to Seller, as to the satisfaction of the conditions set forth in Section 11.3(a) and Section 11.3(b).

“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“CA Termination Date” has the meaning set forth in Section 9.3.

“Change of Control” shall mean (A) any merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend, asset sale or other transfer, or similar transaction that results in any Person(s) or group (as defined in or under Section 13 of the Exchange Act), directly or indirectly, acquiring record or beneficial ownership of fifty percent (50%) or more of the outstanding equity or voting power of Buyer, or shares, assets or other rights representing fifty percent (50%) or more of the consolidated net revenues, net income or total assets of Buyer and (B) any acquisition with respect to any of the Combined Products or the Transferred Assets by any Person(s) or group resulting in any Person(s) or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, an interest in any of the Combined Products or the Transferred Assets representing fifty percent (50%) or more of the consolidated net revenues, net income or total assets of Buyer Affiliates represented by the Combined Products and the Transferred Assets, other than, in the case of clause (A) or (B), a transaction involving only Buyer and/or one or more of its subsidiaries.

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Accounts Receivable” has the meaning set forth in Section 2.2(a)(i).

“Combined Net Sales” means the aggregate amount of revenue (including license fees to the extent collected) generated from sales of the Combined Products sold in the Territory, without regard as to who owns, sells or distributes each of the Combined Products, during the specified time period calculated on an accrual accounting basis in accordance with GAAP, less the following deductions to the extent charged as part of the invoiced price, or separately stated on an invoice or calculated as a function of the invoice price (without duplication, and to the extent not reimbursed by a Third Party):

a)	credits, allowances, and returns for the account of the Third Parties for spoiled, damaged, outdated, rejected, recalled or returned Combined Products;
b)	cash, quantity, and trade discounts, rebates and wholesaler chargebacks, co-pay assistance, and coupon programs to Third Parties;
c)	sales and use taxes to the extent billed to and paid by Buyer;
d)

transportation and insurance costs, customs duties, surcharges, other governmental charges and other out-of-pocket handling expenses incurred in connection with the transportation, exportation or importation of Combined Products, in each case, solely to the extent (i) related to the distribution (but not manufacture) of the Combined Products, and (ii) not otherwise deducted hereunder;

e)	management fees to third-party group purchasing organizations, wholesaler fees and distribution fees and fees paid to specialty pharmacies;
f)	Medicaid, 340B, FSS, and other government rebate programs, including supplemental rebates; and
g)

royalties paid by Buyer or Buyer’s Affiliates to Third Parties for Lazanda or the Products, pursuant to agreements that have been disclosed to Seller prior to the date hereof (if the right to such pre-existing royalties is acquired by Buyer or Buyer’s Affiliates after the Closing, the royalty amount shall remain an allowed deduction).  If any other transmucosal immediate release fentanyl product, other than Lazanda or the Products, is acquired or licensed by Buyer subject to a pre-existing Third-Party royalty obligation, or royalty obligation that arises from the acquisition or licensing of such other transmucosal immediate release fentanyl product, other than Lazanda or the Products (but not in excess of gross revenue from sales of such other transmucosal immediate release fentanyl product), then such royalty obligations shall be allowed deductions as and when thereafter paid by Buyer.

For avoidance of doubt, (i) any such Combined Products that are lawfully provided in connection with an investigator initiated trial/study, free goods, free bridge or starter prescription goods, donated or compassionate use program goods that are not billed will not be within the definition of Combined Net Sales and is not a “sale” for purposes of this Agreement, (ii) Combined Net Sales generated in the Territory outside the United States will be limited to the revenue generated by or on behalf of Buyer and its Affiliates, or otherwise attributed to or accrued by Buyer and its

Affiliates, and (iii) any transactions between Buyer and any Affiliate of Buyer shall be subject to the restrictions in Section 9.11(d).

“Combined Products” shall mean the Products, Lazanda and any branded or generic equivalent fentanyl nasal spray, sublingual fentanyl spray, or any transmucosal immediate release fentanyl product.

“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a compound, product or therapy including activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell such compound, product or therapy.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.”

“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the specialty pharmaceutical industry in connection with the Development or Commercialization of pharmaceutical products that are of similar status, stage of development, life cycle and commercial potential, including issues of safety and efficacy, the patent or proprietary position of the product, the regulatory status and approval process, the probable profitability of the applicable product, and other relevant factors such as technical, legal, scientific or medical factors.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement (excluding the last sentence of Section 2 of the Confidentiality Agreement), provided that any reference to parties in the Confidentiality Agreement, including in reference to the terms “Recipient” or “Disclosing Party,” shall include the Parties in this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 24, 2019, by and between Seller and Buyer or an Affiliate of Buyer.

“Contract” means any legally binding contract, agreement, instrument, lease, license or commitment, together with any amendments, modifications and supplements thereto.

“Contributed Lazanda Registered Intellectual Property” has the meaning set forth in Section 6.9(a).

“Control” or “Controlled” means, solely with respect to any Know-How, or intellectual property right (including Patent Rights), that a party owns or purports to own, or has a license to, such Know-How or intellectual property right, in each case with the power to grant to the other party, access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting party owed to a third party or subjecting the granting party to any additional fee or charge.

“Coordination Manager” has the meaning set forth in Section 9.6.

“Cost of Goods Sold” means (i) direct product costs as invoiced from the manufacturer, (ii) 3PL costs not included in the gross to net sales calculation, (iii) Combined Products royalties paid to Third Parties (as described in, but not to be duplicative of, those described in clause (g) of the Combined Net Sales deductions), (iv) external stability testing costs, (v) manufacturing variances, scrap, inventory loss, cycle count adjustments, and excess inventory reserves, and (vi) technology transfer expenses related to the transfer of the stability and analytical methods and data in respect of the Products from Seller’s Chandler, AZ laboratory to Catalent, Inc. (or other suitable Third Party testing facility).

“Cumulative Net Sales” means the cumulative amount of Combined Net Sales during the period from the Closing through the applicable date when the Annual Combined Net Sales is measured.

“Cure Costs” has the meaning set forth in Section 2.4.

“Debtors” has the meaning set forth in the recitals.

“Development” or “Develop” means, with respect to a compound, product or therapy, any non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for such compound, product or therapy, including completions of clinical trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing.  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.  For clarity, “Development” shall not include any Commercialization activities.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Elefsee” has the meaning set forth in Section 6.8.

“Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge, license, covenant or encumbrance of any nature whatsoever.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Escrow Agent” has the meaning set forth in Section 3.1.

“Escrow Agreement” means that certain Escrow Agreement by and among the Escrow Agent, Seller and Buyer, dated as of August 23, 2019.

“Escrowed Funds” has the meaning set forth in Section 3.1.

“Exchange Act” has the meaning set forth in Section 5.3(a).

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3(c).

“Exhibits” means, collectively, the Exhibits referred to throughout this Agreement.

“Expense Allocation” means the actual amount of Operational Overhead expense that is a direct cost of Buyer and its Affiliates, to the extent attributable to the Combined Products on a pro rata basis, expended during the relevant Calendar Year that is used for Operational Overhead to support optimization of Combined Net Sales, which amount shall be allocated as reasonably determined by Buyer in a manner consistent with Buyer’s forecasts with respect to the Combined Products that have been provided to Seller’s Representatives via e-mail on August 16, 2019; provided, that the Expense Allocation shall not exceed $25,000,000 per Calendar Year (pro-rated from the Closing for 2019), adjusted annually commencing in 2020 through 2024 to reflect annual increases in the Consumer Price Index for All Urban Consumers (CPI-U), prior to January 1, 2025.  For the avoidance of doubt, commencing with the Calendar Year 2025, Expense Allocation may exceed the then operative $25,000,000 plus the accrued CPI-U adjustments.  If any other Combined Product, other than Lazanda or the Products, is developed, acquired, or licensed by the Buyer in the United States, then the Expense Allocation may exceed the then applicable operative $25,000,000 plus the accrued CPI-U adjustments, and for purposes of determining the Expense Allocation amount for any Combined Products other than the Products and Lazanda, such Expense Allocation amount shall equal the actual amount of Operational Overhead expense that is a direct cost of Buyer and its Affiliates, to the extent attributable to such additional products on a pro rata basis, expended during the relevant Calendar Year that is used for Operational Overhead to support optimization of Combined Net Sales; provided, that the Expense Allocation amount shall be limited such that the percentage of Expense Allocation relative to Combined Net Sales for such relevant Calendar Year (inclusive of all Combined Products) shall in no event exceed the percentage of Expense Allocation relative to Combined Net Sales for the prior Calendar Year and in the case of any other Combined Product, other than Lazanda or the Products that is acquired or licensed prior to December 31, 2020, then the percentage of Expense Allocation relative to Combined Net Sales shall be calculated using the 2020 estimates that have been provided to Seller’s Representatives via e-mail on August 16, 2019 in respect of the Calendar Year 2020.

“FDA” means the U.S. Food and Drug Administration and any successor thereto.

“FDA Transfer Letters” means, (x) with respect to Seller, a letter or letters to the FDA transferring the rights to the Product Registrations to Buyer and a letter or letters to the FDA, notifying it of the transfer of the Product Registrations to Buyer, as well as any similar letters to any other applicable Regulatory Authority, in each case delivered to Buyer for further delivery on behalf of Seller; and (y), with respect to Buyer, a letter or letters to the FDA assuming responsibility for the Product Registrations from Seller and a letter or letters to the FDA from Buyer, notifying it of the transfer of the Product Registrations from Seller to Buyer, as well as any similar letters to any other applicable Regulatory Authority, in each case, copying Seller.

“FFDCA” has the meaning set forth in Section 5.9.

“Form 483 Events” has the meaning set forth in Section 8.5.

“Form 483 Expenses” has the meaning set forth in Section 8.5.

“Form 483 Observation” has the meaning set forth in Section 8.4.

“Finished Products” means any Products packaged, labeled and ready for distribution and sale in finished form that are intended for distribution within the Territory.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1 (Seller Organization; Good Standing), Section 5.2 (Authority; Execution and Delivery), Section 5.4 (Title to Transferred Assets) and Section 5.6 (Brokers) and of Buyer set forth in Section 6.1 (Buyer Organization; Good Standing) and Section 6.2 (Authority; Execution and Delivery), Section 6.4 (Brokers), Section 6.8 (Title to Lazanda) and Section 6.11 (Revenue of Lazanda).

“Future Buyer” has the meaning set forth in Section 9.6.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof and as applied by Buyer.

“Governmental Entity” means any supra-national, federal, foreign, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service, including any governmental regulatory authority or agency responsible for the grant of approval, clearance, qualification, licensing or permitting of any aspect of the Research, Development, registration, manufacture, making, formulating, having made, use or Commercialization of any of the Combined Products.

“Gross Profit” means Combined Net Sales less (i) the Cost of Goods Sold, (ii) legal defense, litigation, and any litigation settlement expenses that are exclusively related to the Product, solely to the extent in respect of actions or events that occurred prior to the Closing Date, and (iii) expenses in respect of settlement of the existing litigation with Teva solely to the extent in excess of $300,000 in the aggregate.

“HSR Act” has the meaning set forth in Section 5.3(a).

“IND” means an investigational new drug application filed with the FDA with respect to a Product (or other compound, product or therapy).

“Indemnified Parties” has the meaning set forth in Section 13.2.

“Indemnified Party” has the meaning set forth in Section 13.2.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, including: (i) Patent Rights; (ii) trademarks, service marks and the goodwill associated therewith (“Marks”); (iii) all Internet domain names and social media accounts; (iv) all works of authorship, copyrights, database and design rights, mask work rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof, and software and databases related thereto; and (v) Know-How.

“Interest Rate” means 8% annually.

“Internal Revenue Code” has the meaning set forth in Section 3.7.

“Invention” means any invention and/or any Know-How, composition of matter, article of manufacture, method of manufacture, method of use or other subject matter, whether patentable or not.

“Inventory” means all inventories of active pharmaceutical ingredient, components, devices, packaging, commodities, work in progress, registration batches, and Finished Products of each Product regardless of where said Inventory resides, including, but not limited to set forth on Schedule 2.2(a)(vii).

“Joint Written Instructions” means written instructions executed by Seller and Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto.

“Know-How” means all technical, scientific, and other information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials, and excludes Patent Rights.

“Knowledge” of Seller or Buyer, as the case may be, means all such facts, circumstances or other information, of which the applicable Persons listed on Schedule 1.1 is actually aware.

“Law” means any law, judgment, order, decree, statute, ordinance, rule or regulation enacted, issued or promulgated by any Governmental Entity.

“Lazanda” has the meaning set forth in the recitals.

“Lazanda Transfer” has the meaning set forth in Section 8.3.

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or not, or determined or determinable.

“Losses” means any and all damages, losses, claims, judgments, penalties, costs and expenses (including reasonable and documented legal fees and expenses actually incurred in investigating and/or prosecuting any claim for indemnification).

“Marketing Authorization” means, collectively, all Regulatory Approvals (including any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling any Product or Lazanda (or other compound, product or therapy) in any country.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Material Adverse Effect” means any event, occurrence, development, circumstance, change, effect, condition or state of facts that has had or would reasonably be expected to have a materially adverse effect on (as applicable): (i) (1) the Transferred Assets taken as a whole; or (2) the ability of Seller to consummate the Transactions, or (ii) (1) the Lazanda assets taken as a whole; or (2) the ability of Buyer to consummate the Transactions; provided, however, that a Material Adverse Effect will not include: (A) changes in economic conditions or financial, security, currency or credit markets in general or changes affecting the availability or cost of financing; (B) changes generally applicable to the pharma or healthcare industry; (C) changes in national or international social and political conditions, including any engagement in or escalation of war, civil unrest or other hostilities; (D) acts of God, hurricane, tornado, flood, earthquake, volcanic eruption or other natural disaster, pandemic, or any terrorist attacks, or any similar event, occurrence or circumstance; (E) changes in Law or interpretation or enforcement thereof or in applicable accounting standards, principles or interpretations; (F) the Transactions, the public announcement thereof and acts of competitors or loss or threatened loss or change in status of suppliers, customers, distributors, agents, licensors, or employees, or any litigation, to the extent relating thereto or resulting therefrom; (G) actions required under or in connection with this Agreement, or other actions taken or not taken at the request or with the consent of Buyer or Seller, as applicable; (H) actions taken by Buyer or its Affiliates, or Seller or its Affiliates, as applicable; (I) any failure to meet internal or external estimates of revenues, earnings or other financial projections or forecasts or business or strategic plans for any period (provided that the underlying facts and circumstances giving rise to such failure which are not otherwise listed in this proviso may be taken into account in determining whether a Material Adverse Effect has occurred); (J) any matter disclosed in the Schedules or in any filings by Seller or Buyer, as applicable, with the SEC or the Bankruptcy Court; or (K) any effect resulting from the filing of the Chapter 11 Cases and reasonably anticipated effects thereof; provided further, however, that any event, occurrence, development, circumstance, change, effect, condition or fact referred to in clauses (A) through (E) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, development, circumstance, change, effect, condition or fact has a materially disproportionate effect on the Transferred Assets or Lazanda assets, as applicable, taken as a whole, as compared to the effects on other participants in the same industry as the Products.

“NASDAQ” means NASDAQ Stock Market LLC.

“NDA” means a new drug application that is filed with the FDA, seeking regulatory approval of a product under Section 505(b) of the U.S. Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, and all amendments and supplements thereto, and any corresponding or equivalent foreign application or registration, including all documents, data, and other information that are necessary for gaining Regulatory Approval in the U.S., and all additions, supplements, extensions and amendments thereto.

“Non-Transferred Products” means any SUBSYS® product which is not in the Territory (including all strengths, doses and formulations).

“Operational Overhead” means the actual amounts that are direct costs of Buyer and its Affiliates, to the extent attributable to the Combined Products on a pro rata basis, expended on: (i)

Commercialization; (ii) Development; (iii) a reasonable pro rata allocation of general administration attributable to the Combined Products, which may include compensation to the beneficial owners of Buyer and any of their immediate family members who are employed by or otherwise providing services to Buyer; provided, that in the event compensation to the beneficial owners of Buyer or any of their immediate family members who are employed by or otherwise providing services to Buyer are included in general administration expenses, then such compensation must be reasonable and consistent with accepted and typical industry standards for comparable roles in comparable pharmaceutical companies.  If Seller determines that any such compensation is unreasonable or inconsistent with accepted and typical industry standards for comparable roles in comparable pharmaceutical companies, such dispute shall be resolved through Seller’s audit rights set forth in Section 3.2(e); (iv) maintaining appropriate ordinary course operational compliance under applicable law (including business and state taxes or license fees and excluding income, property, franchise, employee-related or similar taxes); and (v) TIRF REMS program development and optimization and maintenance expenses, in each case, to support optimization of Combined Net Sales, which amount shall be allocated as reasonably determined by Buyer to operate the Combined Products business in a manner consistent with Buyer’s U.S. forecasts with respect to the Combined Products in the U.S. portion of the Territory that have been provided to Seller’s Representatives via email on August 16, 2019.

For the avoidance of doubt, amounts included in Cost of Goods Sold shall not be included in the definition of “Operational Overhead” and vice versa.

“Order” means any order, judgment, injunction, restraint, ruling, writ, award or decree of any Governmental Entity.

“Outside Date” means October 31, 2019, or such other date as is mutually agreed upon by Buyer and Seller in writing.

“Party” has the meaning set forth in the preamble.

“Patent Assignments” means the patent assignment agreement pursuant to which Seller assigns to Buyer the Patent Rights, substantially in the form attached hereto as Exhibit C.

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all foreign counterparts of any of the foregoing.

“Permitted Encumbrances” means: (i) Encumbrances imposed by Law (including materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and transfer restrictions imposed by national, federal or state securities laws to the extent the same are for obligations not yet due and payable); (ii) licenses of Intellectual Property consistent with past practice and in effect on the date of this Agreement; (iii) in the case of Intellectual Property, gaps or defects in the chain of title evident from the publicly-available records of the applicable Governmental Entity maintaining such records; (iv) other Encumbrances which do not, individually or in the aggregate, materially interfere with the ownership, use or enjoyment of the applicable Transferred Asset or assets related to Lazanda, as applicable; and (v) Encumbrances created pursuant to any potential transfer of rights in respect of the Non-Transferred Products.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Proceeding” means any civil, criminal, judicial, administrative or arbitral action, suit, hearing, litigation, proceeding (public or private), claim or investigation by or before a Governmental Entity.

“Product” or “Products” has the meaning set forth in the recitals.

“Product Liabilities” means all claims, Liabilities and Proceedings related to or arising from actual or alleged harm, injury, damage or death to persons, animals, property or business, irrespective of the legal theory asserted, and resulting from or alleged to result from the use, sale or manufacture of the Products.

“Product Registrations” shall mean the Regulatory Approvals necessary to permit the development, manufacture, marketing, import, distribution, or sale of the Products.

“Product Technology” means, as of the Closing Date, all Confidential Information, Inventions, and Intellectual Property, in each case, (i) relating to the Products in the Territory to the extent arising under or protected under the Laws of any jurisdiction; and (ii) that are neither Patent Rights primarily related to the Non-Transferred Products nor the SUBSYS® Mark outside the Territory.

“Purchased Contracts” means all Contracts to which Seller is a party that are primarily related to the Products (and for the avoidance of doubt, not the Non-Transferred Products) which are set forth on Schedule 2.2(a)(iii).

“Purchase Price” has the meaning set forth in Section 3.1.

“Receivables and Finished Products Balance” means, as of a given date, an amount equal to any and all amounts in respect of the Closing Date Accounts Receivable and the Finished Products that then remain unpaid to Seller pursuant to Section 9.5.

“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) granted by or received from any Regulatory Authority that are necessary for the Research, Development, registration, manufacture, making, formulating, having made, use and Commercialization of a pharmaceutical product (including a Product or Lazanda) in a given jurisdiction.

“Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other Governmental Entity with authority over the Research, Development, registration, manufacture, making, formulating, having made, use and Commercialization of a pharmaceutical product (including a Product or Lazanda), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

“Regulatory Filings” means, individually or collectively, all applications, filings, submissions, licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, Development, registration, manufacture, making, formulating, having made, use and Commercialization of a Product or Lazanda (or other compound, product or therapy) made to or received from any Regulatory Authority in a given country, including INDs.

“Renaissance” has the meaning set forth in the definition of “Renaissance Payable”.

“Renaissance Payable” means the obligation of Seller to Renaissance Lakewood, LLC, (“Renaissance”) associated with the assigned Subsys contract manufacturing agreements between Seller and Renaissance.

“Representatives” means the directors, officers, employees, agents or advisors (including attorneys, accountants, investment bankers, financial advisors and other consultants and advisors) of the specified party hereto.

“Research” means all activities related to the research, identification, generation, formatting, screening, testing (including in vitro and animal models, but not in human subjects), stability testing, toxicology and formulation of compounds, products or therapies.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Buyer or its Affiliates, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Buyer or its Affiliates or any option, warrant or other right to acquire any such Equity Interests in Buyer or its Affiliates. Notwithstanding the foregoing, with respect to any taxable year for which Buyer is properly classified as a pass-through entity for federal and applicable state and local income tax purposes, distributions to a member of Buyer shall not be deemed “Restricted Payments” to the extent such distributions are limited to the amount necessary to make quarterly or annual tax installment payments with respect to the taxable income of Buyer for such taxable year (net of any losses realized in any prior taxable periods) that is allocable to such member; provided, that Buyer shall provide to Seller an annual statement of taxable income of Buyer and the total amount of cash in respect of any such distribution for any taxable year in which any such distribution is made.

“Royalty Payment” means each royalty payment due during the Royalty Term pursuant to Section 3.2(b).

“Royalty Report” means, with respect to the Combined Products during the Royalty Term, a written report or reports, prepared by Buyer and signed by the Chief Executive Officer or President of Buyer and the Chief Financial Officer of Buyer, (i) showing the calculation of each of the following (in U.S. Dollars) with respect to the Combined Products in the Territory, in each case including a breakdown of the applicable amounts by product reflecting the amount attributable to each of the Combined Products: (a) Gross Profit and Expense Allocation in the applicable Calendar Year; (b) Combined Net Sales, Annual Combined Net Sales and Cumulative Net Sales by Buyer and its Affiliates, subsidiaries, sublicensees and transferees (as permitted hereunder) in the applicable Calendar Year; (c) Operational Overhead in the applicable Calendar Year; and (d) the Royalty Sum and Royalty Payments with respect to the applicable Calendar Year, along with supporting documentation related thereto that is reasonably requested by Seller; and (ii) stating that the signatories have reviewed such Royalty Report and that, to their knowledge and belief, the Royalty Report is accurate and complete.

“Royalty Sum” means the amount that equals the Gross Profit less the Expense Allocation for the applicable Calendar Year.

“Royalty Term” means the period from the Closing Date until the expiration of the last to expire orange book listed patent in respect of the Combined Products.

“Sale Order” shall be an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Buyer and Seller approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Seller to consummate the Transactions.

“Sales and Marketing Materials” shall mean with respect to the Products or to the Transferred Employees all sales aid materials, sales training materials, compliance training materials, printed and electronic sales materials, promotional pieces, computers, tablets and electronics of Transferred Employees, any other electronic equipment utilized by sales representatives for Product detailing, and convention booths, and presentation materials.

“Schedules” means, collectively, the Schedules referred to throughout this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Request” has the meaning set forth in Section 8.1(b).

“Securities Act” has the meaning set forth in Section 5.3(a).

“Seller” has the meaning set forth in the preamble.

“Seller Board” has the meaning set forth in the recitals.

“Seller Favored Right to Reference” has the meaning set forth in Section 9.10.

“Seller Names” shall mean the names, logos and trademarks of Seller and its Affiliates used with respect to the Products by Seller and its Affiliates prior to the Closing.

“Seller Officer’s Certificate” means a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, reasonably satisfactory in form to Buyer, as to the satisfaction of the conditions set forth in Section 11.2(a) and Section 11.2(b).

“Tax(es)” means all federal, state, local and foreign taxes and other assessments in the nature of taxes, including all interest, penalties and additions with respect thereto.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to and filed or required to be filed with a Taxing Authority in connection with any Taxes (including estimated Taxes).

“Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Territory” means the entire world except for the Republic of Korea, Japan, China, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, and Vietnam.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third-Party Claim” has the meaning set forth in Section 13.3(a).

“Trademark Assignments” means the assignment agreement pursuant to which Seller assigns to Buyer the purchased Marks, substantially in the form attached hereto as Exhibit D.

“Transactions” has the meaning set forth in the recitals.

“Transfer Taxes” has the meaning set forth in Section 3.3.

“Transferred Assets” has the meaning set forth in Section 2.2(a).

“Transferred Employees” means employees of Seller and its Affiliates who have received offers of employment from Buyer or its Affiliates.

“Transferred Records” means, to the extent in the possession or control of Seller: (i) copies of all books and records, files and documents, including, but not limited to, general ledger and related source documents, copies of all customer and supplier lists, account lists, sales history, marketing studies (if any), consultant reports, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulation, correspondence with regulatory agencies (other than correspondence solely relating to Liabilities that are not Assumed Liabilities), government pricing reports for the prior 24 months, average manufacturers price reports for the prior 24 months, nFAMP reports for the prior 24 months, Medicaid and Medicare calculations and reports for the prior 24 months with respect to the Products or the Transferred Employees (the “Books and Records”), in each case, to the extent exclusively related to the Products in the Territory or the Transferred Employees; (ii) Sales and Marketing Materials in the Territory; and (iii) copies of all Books and Records relating primarily to the Products in the Territory or the Transferred Employees which may be redacted to the extent not related to such Products or the Transferred Employees; provided, that “Transferred Records” shall exclude (x) Tax Returns (including any work product related to such Tax Returns) and (y) any Books and Records to the extent required under applicable Law regarding privacy.

“U.S.”, “U.S.A.” or “United States” means the United States of America and its territories and possessions.

“Willful Breach” has the meaning set forth in Section 12.2(a).

Section 1.2Interpretation

.  When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement.  In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail.  All references to any specific Law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement Law thereof.  References to days mean calendar days unless otherwise specified.

Section 1.3Currency

.  All currency amounts referred to in this Agreement are in U.S. Dollars, unless otherwise specified.

ARTICLE II
SALE AND PURCHASE OF TRANSFERRED ASSETS

Section 2.1Purchase and Sale

.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept, all right, title and interest of Seller in, to and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.2Transferred Assets and Excluded Assets

.

(a)The term “Transferred Assets” means the following assets of Seller and its Affiliates primarily related to the Products in the Territory, as the same exist as of the Closing, excluding the Excluded Assets:

(i)all Seller’s accounts receivable related to the Product (including the right to receive payment pursuant thereto), received from third parties for Finished Products that have been fulfilled or delivered prior to Closing (the “Closing Date Accounts Receivable”);

(ii)the Product Technology, including the Assigned Registered Intellectual Property;

(iii)the Purchased Contracts;

(iv)the Transferred Records, and copies of all data or information in Seller’s possession relating to Know-How which is reasonably necessary for Buyer’s Development or Commercialization of each Product (including for regulatory purposes); provided that Seller shall have continued access to such Transferred Records as are necessary to administer the Chapter 11 Cases and Seller may retain copies of any Transferred Records;

(v)the Product Registrations, Regulatory Approvals and Regulatory Filings for the Products (for clarity, each only as existing in the Territory);

(vi)all purchase orders (including the right to receive revenue pursuant thereto) received from third parties for Finished Products that remain unfilled as of the Closing;

(vii)all Inventory, including but not limited to, that Inventory on Schedule 2.2(a)(vii), which shall include a limited, world-wide, exclusive license from Seller to Buyer for Buyer to sell Finished Products that are already packaged in Seller’s existing packaging, and Inventory produced after the Closing, utilizing commodities or materials that are part of the Transferred Assets that identify Seller and/or include Seller’s NDC number;

(viii)the right to enforce all rights relating to the Product Technology; and

(ix)all goodwill and other intangible assets associated with the foregoing Transferred Assets.

(b)Seller and Buyer expressly agree and acknowledge that the Transferred Assets will not include any assets of any kind, nature, character or description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise, and wherever situated) that are not expressly included within the definition of Transferred Assets (the “Excluded Assets”).  Excluded Assets include the following:

(i)all cash, cash equivalents, bank or other deposits or similar cash items of Seller and its Affiliates;

(ii)all portions of the Transferred Records to the extent not primarily related to the Products and the Transferred Employees and all Transferred Records to the extent excluded in accordance with Laws related to privacy;

(iii)all Intellectual Property rights of Seller and its Affiliates other than the Product Technology, including all Intellectual Property in respect of clause (v) of the definition of “Permitted Encumbrances”;

(iv)any personnel and other files, records and documents pertaining to any employee or former employee of Seller and its Affiliates other than the Transferred Employees;

(v)any and all litigation Proceedings (except as provided in Section 2.2(a)(viii)), avoidance Proceedings, insurance claims and/or proceeds, refunds and rebates in respect of insurance premiums, Taxes and other prepaid amounts, and Tax Returns (including any work product related to such Tax Returns); and

(vi)all assets of Seller and its Affiliates that are not Transferred Assets.

(c)Buyer acknowledges and agrees that Seller may retain, solely for archival purposes, for purposes of administration of the Debtors’ Chapter 11 Cases, and for purposes of complying with Law and for legal and regulatory purposes, one copy of all or any part of all Books and Records and other documentation that Seller delivers to Buyer pursuant to this Agreement.

Section 2.3Assumed Liabilities and Excluded Liabilities

.

(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, become responsible for, pay, perform and otherwise discharge, in accordance with their respective terms, all Liabilities related to the Transferred Assets other than the Excluded Liabilities, including the following Liabilities (collectively, the “Assumed Liabilities”):

(i)all Liabilities of Seller or any of its Affiliates under the Purchased Contracts that become due on or after the Closing Date, including the Renaissance Payable;

(ii)all Liabilities arising from the Research, Development, registration, manufacture, making, formulating, having made, use or Commercialization of the Products or the Product Technology on or after the Closing Date;

(iii)all Liabilities constituting, or arising in connection with, accounts payable existing as of the Closing (including, for the avoidance of doubt, invoiced accounts payable and accrued but uninvoiced accounts payable), that (y) relate to the Transferred Assets and/or Purchased Contracts; or (z) are Cure Costs.  As of August 14, 2019, Seller has received invoices in respect of post-petition accounts payable in respect of the Products and which remain unpaid as of the date hereof that are estimated to be approximately $106,314, which estimated amount shall be updated by Seller in writing to Buyer no later than two (2) Business Days prior to the Closing Date;

(iv)all Liabilities with respect to the Transferred Assets or the Transferred Employees arising due to facts or conditions first in existence after the Closing;

(v)all necessary registration, maintenance, renewal and other relevant filing fees that are required to maintain the Product Technology in full force and effect after the Closing;

(vi)all Liabilities for Taxes relating to the Transferred Assets for all taxable periods (or portions thereof) beginning on or after the Closing Date;

(vii)in accordance with ARTICLE III, all Liabilities for Transfer Taxes in connection with this Agreement;

(viii)all Liabilities arising from any infringement claim or Proceeding brought by any third party, related to events occurring on or after the Closing Date;

(ix)all Liabilities arising from any invalidity claim or Proceeding brought or asserted against the Product Technology by any third party, related to events occurring on or after the Closing Date;

(x)all Liabilities arising from any Governmental Entity action or notification filed by a Governmental Entity related to events occurring on or after the Closing Date;

(xi)all Product Liabilities related to events occurring on or after the Closing Date;

(xii)all Liabilities relating to amounts required to be paid by or obligations of Buyer hereunder, including all amounts, if any, that are required to be paid by Buyer pursuant to Section 2.4;

(xiii)all Liabilities relating to Transferred Employees to the extent attributable to any period or portion of any period following the Closing; and

(xiv)all Liabilities arising from the enforcement of rights relating to the Product Technology on or after the Closing Date.

(b)Buyer’s obligations under this Section 2.3 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement.

(c)Buyer will not assume or be responsible or liable for any Liabilities of Seller or its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including Liabilities arising out of:

(i)the Excluded Assets;

(ii)the Research, Development, registration, manufacture, making, formulating, having made, use or Commercialization of the Products or the Product Technology prior to the Closing Date, including, but not limited to, any fines, judgments, settlements or other liabilities owed to the Department of Justice or other Governmental Entity based on such activities prior to the Closing Date, and including any Liabilities arising from Products that have been sold prior to the Closing Date; and

(iii)Buyer being deemed to be a continuation of or a successor to Seller or its Affiliates as a result of the consummation of the Transactions, except with respect to any Assumed Liabilities or as otherwise set forth herein.

Section 2.4Cure Amounts

. At Closing and pursuant to Section 365 of the Bankruptcy Code and the Sale Order, and subject to consent if applicable Law requires it, Seller shall assume and assign to Buyer, and Buyer shall assume from Seller, the Purchased Contracts.  The cure amounts, as determined by the Bankruptcy Court and as set forth in Schedule 2.4, if any, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Purchased Contracts (collectively, the “Cure Costs”), shall be paid by Buyer, at Closing or as otherwise ordered by the Bankruptcy Court, and not by Seller, and Seller shall have no liability therefor.

ARTICLE III
PURCHASE PRICE

Section 3.1Purchase Price

.  Upon the terms and subject to the conditions contained herein, Buyer shall assume the Assumed Liabilities in consideration for the Transferred Assets (the “Purchase Price”).  Pursuant to the terms of the Escrow Agreement, Buyer has deposited with Citibank N.A., in its capacity as escrow agent (the “Escrow Agent”), the sum of $250,000 by wire transfer of immediately available funds (the “Escrowed Funds”), to be released by the Escrow Agent and delivered to either Buyer or Seller, in accordance with the provisions of this Agreement and the Escrow Agreement. Pursuant to the Escrow Agreement, the Escrowed Funds shall be distributed as follows:

(a)if the Closing shall occur or if this Agreement is terminated for any reason other than by Seller pursuant to Section 12.1(e), the Escrowed Funds, together with all accrued investment income thereon, shall be returned to Buyer; or

(b)if this Agreement is terminated by Seller pursuant to Section 12.1(e), the Escrowed Funds, together with all accrued investment income thereon, shall be delivered to Seller.

Section 3.2Royalty Payments

. In addition to the Purchase Price, Buyer shall make the Royalty Payments to Seller on the terms and subject to the conditions set forth in this Section 3.2.

(a)Royalty.  During the Royalty Term, Buyer shall pay to Seller royalties at a rate of forty-five percent (45%) of the annual Royalty Sum.  In the event that the Royalty Sum is a negative number for a given Calendar Year, that negative Royalty Sum shall carry forward to the following Calendar Year and continue to carry forward until the aggregate of the Royalty Sum is a positive number over the combined Calendar Years.  In no event shall Seller owe Buyer any payments under this Section 3.2.

(b)Royalty Payments and Royalty Report.  Not later than ninety (90) days after the end of each Calendar Year during the Royalty Term, Buyer shall (i) submit to Seller a Royalty Report and (ii) pay to Seller any Royalty Payments due.

(c)Records of Royalty Payments Due.Buyer shall keep complete, true and accurate books and records in accordance with GAAP in relation to this Agreement and the transactions contemplated hereby, including the Royalty Reports, Annual Combined Net Sales, Cumulative Net Sales, Expense Allocation, and calculation of Royalty Payments. Buyer will keep such books and records for at least thirty-six (36) calendar months following the applicable Calendar Year to which they pertain.

(d)Audit of Royalty Report; Disagreements.  Not more often than once each Calendar Year, Seller shall have the right for a period of thirty-six (36) calendar months following receipt of the applicable Royalty Payment to audit, whether by itself or through its Affiliate(s) and/or to appoint a reputable regionally or nationally recognized independent accounting firm reasonably acceptable to Buyer (whether Seller, its Affiliate and/or an independent accounting firm, the “Auditor”) to audit the relevant books and records of Buyer solely with respect to such Royalty Report for purposes of verifying the accuracy thereof and of all amounts set forth therein. Where the Auditor is not Seller, such Auditor shall execute and deliver to Buyer a confidentiality agreement, in form and substance reasonably acceptable to Seller and Buyer, have the right to disclose to Seller and/or other Affiliates of Seller its conclusions regarding the applicable Royalty Report and the amounts set forth therein. Seller agrees to hold in confidence all information received and all information learned in the course of any such audit, whether received or learned directly or through an Affiliate or other Auditor, except to the extent that such information is not confidential and/or it is necessary to disclose it to enforce its rights under this Agreement or if disclosure is required by applicable Law.  Seller shall bear sole responsibility for the expenses of such audits, as well as its own expenses associated with enforcing its rights hereunder with respect to the same, except that, if an underpayment of more than three percent (3%) of the total Royalty Payments due hereunder for any applicable Calendar Year is discovered, the reasonable fees and expenses charged by, or incurred with respect to, the Auditor shall be paid by Buyer.

(e)Audit Disagreement.If there is a dispute between the Parties following any audit performed pursuant to this Section 3.2, or related to compensation to the beneficial owners of Buyer and any of their immediate family members who are employed by or otherwise providing services to Buyer or related to distributions to a member of Buyer to make quarterly or annual tax installment payments with respect to the taxable income of Buyer, which is not resolved by mutual agreement of the Parties, either Party may refer the issue (an “Audit Disagreement”) to an internationally recognized independent certified public accountant or chartered accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures: (i) the Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 3.2(e); (ii) within forty-five (45) days after the giving of such notice, the Parties shall jointly select a recognized international accounting firm (which is different than the Auditor engaged by Seller) to act as an independent expert to resolve such Audit Disagreement, and if the Parties are unable to agree upon an accounting firm within such forty-five (45) day period, then either Party may petition a court of competent jurisdiction to designate an accounting firm; (iii) the Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) Business Days after the selection of such independent expert; (iv) the independent expert shall render a decision on the matter as soon as practicable; (v) the decision of the independent expert shall be final and binding on the Parties; and (vi) all reasonable fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision (e.g., Seller disputes U.S. $100, the independent expert awards Seller U.S. $60, then Seller pays forty (40%) percent and Buyer pays sixty percent (60%) of the independent expert’s fees and expenses), and the result of such determination shall be final and binding on the Parties.  The Parties hereby agree that any additional Royalty Payment amounts or other amounts that are determined to be owed by Buyer to Seller shall be paid within five (5) days following a final determination pursuant to this Section 3.2(e) that such amounts are due and payable, plus interest at the Interest Rate from the date the applicable Royalty Payment became due and payable pursuant to Section 3.2(b) through the date such payment is made by Buyer.

Section 3.3Transfer Taxes

.  Any transfer, conveyance, sales, use, documentary, filing, recording, value added, stamp, registration and similar Taxes, fees, duties or governmental charges (including any interest and penalties thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Buyer.  Each party shall use commercially reasonable efforts to claim any available exemption from such Transfer Taxes and to cooperate with the other party to obtain such exemption.  The party responsible for filing any documents (including all Tax Returns) with respect to any Transfer Taxes under applicable Law shall timely file all such documents (including all Tax Returns) with the cooperation of the other party.

Section 3.4Program Fees

.  Buyer and Seller agree that the fees that are required to be paid to the FDA to produce, market and sell prescription pharmaceutical products under the Prescription Drug User Fee Act shall be prorated so as to reimburse Seller for any portion thereof that has been paid in advance by Seller limited to program fees associated with 2020 fees and excluding 2019 program fees.  Buyer shall pay to Seller in cash at Closing a prorated amount of the total fees paid by Seller and its Affiliates based on when the Closing Date occurs, with Buyer being responsible for the fraction of such total fee amount paid by Seller and its Affiliates that is obtained by dividing the number of days from the Closing Date through the end of the program payment period for which Seller has paid such fees in advance by 365.

Section 3.5No Offset

.  Buyer’s obligations under this ARTICLE III shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement.

Section 3.6Default; Change of Control

. In the event Buyer fails to make any Royalty Payment that is due and payable on the date set forth in this ARTICLE III, interest shall automatically accrue on such payment and be payable by Buyer at the Interest Rate for the period from the due date of the Royalty Payment to the date such Royalty Payment is paid.  In the event that Buyer or any of its Affiliates that are involved in the ownership, manufacturing, sale or distribution of any of the Combined Products undergoes a Change of Control prior to such time as the Receivables and Finished Products Balance has been repaid in full to Seller pursuant to Section 9.5, then at or prior to the closing of the transaction that results in the Change of Control, Buyer shall pay to Seller an amount equal to the Receivables and Finished Products Balance.  For the avoidance of doubt, any Change of Control of or payments by Buyer pursuant to this Section 3.6 shall not alter the obligations of Buyer to make the Royalty Payments pursuant to this ARTICLE III.

Section 3.7Purchase Price Allocation

. Within ninety (90) Business Days after the Closing, Buyer shall deliver to Seller a schedule setting forth the allocation of the Purchase Price and the Royalty Payments (including Assumed Liabilities and all other relevant items) among the Transferred Assets for U.S. federal and applicable state and local income Tax purposes, in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the Treasury Regulations promulgated thereunder (the “Allocation”). If Seller delivers a written notice of objection to the Allocation (setting forth such objection in reasonable detail) within fifteen (15) days after receipt thereof from Buyer, Buyer and Seller shall negotiate in good faith to resolve promptly any such objection; if Seller does not deliver a written notice of objection within such fifteen (15) day period, such Allocation shall be deemed agreed by the Parties. The Parties shall update the Allocation to reflect any further adjustments to the Purchase Price or the Royalty Payments in a manner consistent with the principles used to create the Allocation. The Parties agree to prepare all Tax Returns and to report all items for all Tax purposes consistent with the agreed allocation as determined under this Section 3.7, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code or a Taxing Authority in connection with a good faith resolution of a Tax contest. If Buyer and Seller do not resolve any objection within thirty (30) days after Seller has objected, each Party shall be permitted to take an independent position with respect to the purchase price allocation on its applicable Tax Returns or in connection with any audit, examination, investigation or similar proceeding related thereto.

ARTICLE IV
THE CLOSING

Section 4.1Closing Date

.  The closing of the purchase and sale of the Transferred Assets (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 on the third (3rd) Business Day following the date on which all of the conditions to each party’s obligations under ARTICLE XI have been satisfied or (if permitted) waived, or at such other time, date and/or place as is mutually agreed to by the parties hereto (such date of the Closing being hereinafter referred to as the “Closing Date”).  The Closing will be deemed to occur as of 12:01 A.M., New York, New York, U.S.A. time on the Closing Date.

Section 4.2Transactions to Be Effected at the Closing

.  At the Closing:

(a)Seller shall execute and deliver or cause to be executed and delivered to Buyer each of the items referred to in Section 11.2(c); and

(b)Buyer shall, or if applicable, shall cause its Affiliate to, execute and deliver or cause to be executed and delivered to Seller each of the items referred to in Section 11.3(c).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 5.1Seller Organization; Good Standing

.  Seller is duly incorporated, validly existing and in good standing under the laws of Delaware. Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the ownership or use of the Transferred Assets makes such qualification necessary, except where the failure to so qualify or be in good standing would not cause a Material Adverse Effect.

Section 5.2Authority; Execution and Delivery

.  Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), Seller has full corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action of Seller.  This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyer and the entry of the Sale Order) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Law affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).  When each other Ancillary Agreement to which Seller is or will be a party has been duly executed and delivered by Seller (and assuming the due authorization, execution and delivery by each other party thereto and the entry of the Sale Order), such Ancillary Agreement will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Seller Board has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Seller and its relevant stakeholders; and (ii) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

Section 5.3Consents; No Violations, Etc

.

(a)Other than the entry of the Sale Order (and the expiration of any applicable stay), the delivery to the FDA of the FDA Transfer Letters and any necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations of the NASDAQ, no filings, notices and/or reports are required to be made by Seller with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Seller from, any Governmental Entity in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the Transactions and the compliance with the terms hereof and thereof, except, in each case, those that the failure to make or obtain would not cause a Material Adverse Effect or prevent, materially delay or materially impair the ability of Seller to consummate the Transactions.

(b)The execution and delivery of this Agreement and each of the Ancillary Agreements do not, and the consummation of the Transactions and the compliance with the terms hereof and thereof will not: (i) subject to the entry of the Sale Order, violate any Law applicable to Seller; (ii) conflict with any provision of the certificate of incorporation or bylaws of Seller; or (iii) subject to the entry of the Sale Order, result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller under, or result in the creation of any Encumbrance on any of the Transferred Assets pursuant to, any Contract to which Seller is a party or by which it is otherwise bound, including any

Contract related to the Products, except for, with respect to the foregoing clause (iii), such conflicts which would not materially affect or materially interfere with Seller’s performance of its obligations hereunder or under any Ancillary Agreement.

Section 5.4Title to Transferred Assets; Inventory

. Seller and its Affiliates have good and valid title to all of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.  The delivery to Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to Buyer good and valid title to all of the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.

Section 5.5Regulatory Issues

.

(a)Except as set forth on Schedule 5.5(a), none of Seller or any of its Affiliates has received any written notice that the FDA or any other Governmental Entity with jurisdiction over the Products has commenced or will commence any action to: (i) withdraw any Regulatory Approval or otherwise revoke any IND related to the Products; (ii) enjoin, terminate, or suspend production, marketing, sale or distribution of the Products (including for commercial, investigational, or any other use); or (iii) issue or require market withdrawals, recalls, safety alerts, detentions or seizures of the Products except, in each case, where such action would not cause a Material Adverse Effect.

(b)To Seller’s Knowledge, the Products currently are being manufactured and marketed in compliance in all material respects with all requirements under applicable Laws as of the date hereof.

(c)To Seller’s Knowledge, Seller has made all material notifications, submissions and reports required by the FDA or any other Governmental Entity, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning or untitled letter, or other notice, response, or commitment made to or with the FDA or any other Governmental Entity in relation to the Products and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any other Governmental Entity.

(d)Since January 1, 2018, all material Product fees have been timely paid to the FDA by Seller prior to the Closing Date with respect to the Products in the United States and its territories.

Section 5.6Brokers

.  Seller will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the Transactions based on arrangements made by Seller or any of its Affiliates.

Section 5.7Purchased Contracts

.  Each Purchased Contract is a legal, valid and binding obligation of Seller or its Affiliates and, to the Knowledge of Seller, each other party thereto, enforceable against Seller or its Affiliates and each other party in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Except as would not cause a Material Adverse Effect and subject to the payment of any amounts determined to be payable pursuant to Section 2.4, Seller is not in breach of any such Purchased Contract.

Section 5.8Registered Intellectual Property

.

(a)Schedule 5.8(a) sets forth, as of the date of this Agreement, a list of all registered Intellectual Property that is part of the Product Technology (the “Assigned Registered Intellectual Property”), including for each such item, as applicable: (i) the registration or application number for each item of Assigned Registered Intellectual Property; (ii) the owner of record; (iii) the registration date, as applicable; and (iv) the jurisdiction in which each such item of Assigned Registered Intellectual Property has been issued or registered.  With respect to each item of the Assigned Registered Intellectual Property required to be disclosed in Schedule 5.8(a), to Seller’s Knowledge, (x) such item is subsisting, valid and enforceable and (y) all necessary fees due and documents and recordations with the relevant Governmental Entity in connection therewith have been paid and filed for the purposes of prosecuting, perfecting and maintaining such item, other than those that would not cause a Material Adverse Effect.

(b)To Seller’s Knowledge, no item of Assigned Registered Intellectual Property is subject to any outstanding order, judgment or decree imposing restrictions on the ownership, validity, or enforceability of such Assigned Registered Intellectual Property, other than those that would not cause a Material Adverse Effect.

(c)Seller and its Affiliates own all Assigned Registered Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances.

(d)As of the date hereof, to Seller’s Knowledge, there is no material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Entity alleging that the conduct of the manufacture and sale of the Products in the Territory constitutes infringement, misappropriation or other violation of any material Intellectual Property rights of any third party.  Except as disclosed in Schedule 5.8(d), as of the date hereof, to Seller’s Knowledge: (i) since January 1, 2018 none of Seller or its Affiliates has received any written notice that remains unresolved from any third party challenging the validity, enforceability or ownership of any of the material Assigned Registered Intellectual Property; and (ii) no third party is infringing, misappropriating or otherwise violating any of the material Assigned Registered Intellectual Property.

(e)Notwithstanding anything to the contrary, Buyer acknowledges and agrees that the only representations and warranties given in relation to matters relating to the Intellectual Property rights specifically addressed in this Section 5.8 are those set out in this Section 5.8, and no other representation or warranty is given in relation to such matters.

Section 5.9Absence of Debarment

.  Except as has been disclosed in writing to Buyer on or prior to the date hereof, none of Seller, its officers, employees, agents, consultants or any other Person employed or retained by Seller has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the United States Federal Food, Drug, and Cosmetic Act (“FFDCA”), 44 U.S.C. § 335a; (b) listed by any government or regulatory agency as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.

Section 5.10No Other Representations

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES) OR IN THE ANCILLARY AGREEMENTS, SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE TRANSFERRED ASSETS OR ANY OF THE COMBINED PRODUCTS.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 6.1Buyer Organization; Good Standing

.  Buyer is duly formed, validly existing and in good standing under the laws of the state of Wyoming.  Buyer has the requisite power and authority to carry on its business as it is currently being conducted.  Buyer is duly qualified to conduct business as a foreign entity and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the Transactions.  The direct and beneficial owners (as such term is defined in Section 13d-3 of the Exchange Act) of all of the equity interests of Buyer are set forth in Schedule 6.1.

Section 6.2Authority; Execution and Delivery

.  Buyer has full power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary action of Buyer.  This Agreement has been duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.  When each other Ancillary Agreement to which Buyer is or will be a party has been duly executed and delivered by Buyer (and assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Buyer Board has: (a) determined that this Agreement and the Transactions are fair to and in the best interests of Buyer and its equityholders; and (b) declared it advisable to enter into this

Agreement and approved the execution, delivery, and performance of this Agreement and the Ancillary Agreements.

Section 6.3Consents; No Violations, Etc

.

(a)Other than the delivery to the FDA of the FDA Transfer Letters and any necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required under the HSR Act, the Exchange Act, the Securities Act and the rules and regulations of the NASDAQ and except for compliance with the applicable requirements of the Sale Order and the Bidding Procedures Order, no filings, notices and/or reports are required to be made by Buyer with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the Transactions and the compliance with the terms hereof and thereof, except, in each case, those that the failure to make or obtain would not cause a material adverse effect on Buyer or prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b)The execution and delivery of this Agreement and each of the Ancillary Agreements do not, and the consummation of the Transactions and the compliance with the terms hereof and thereof will not: (i) violate any Law applicable to Buyer; (ii) conflict with any provision of the operating agreement or other organizational documents of Buyer; or (iii) result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Buyer under, or result in the creation of any Encumbrance on any of the Transferred Assets, or the assets related thereto, or any of the Combined Products, pursuant to any Contract to which Buyer is a party or by which it is otherwise bound, except for, with respect to the foregoing clause (iii), such conflicts which would not materially affect or materially interfere with Buyer’s performance of its obligations hereunder or under any Ancillary Agreement.

Section 6.4Brokers

.  Buyer will be solely responsible for any commission, finder’s fee or other fees and expenses for services rendered by any broker, finder, financial advisor or investment bank in connection with the Transactions based on arrangements made by Buyer or any of its Affiliates.

Section 6.5Availability of Funds

.  Buyer and its Affiliates have, and at Closing shall have, sufficient cash, financial resources and credit to make any necessary payment contemplated by this Agreement or any of the Ancillary Agreements and to perform all of their obligations contemplated by this Agreement and the Ancillary Agreements to be performed at Closing.  Buyer acknowledges that the obligations of Buyer and its Affiliates to consummate the Transactions are not and will not be subject to the receipt by Buyer of any financing or the consummation of any other transaction.

Section 6.6Bankruptcy

.  There are no bankruptcy, reorganization or insolvency proceedings pending against, being contemplated by or, to the knowledge of Buyer, threatened against, Buyer.

Section 6.7Absence of Debarment

.  Except as has been disclosed in writing to Seller on or prior to the date hereof, none of Buyer, its officers, employees, agents, consultants or any other Person employed or retained by Buyer has been or is: (a) debarred, convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the FFDCA, 44 U.S.C. § 335a; (b) listed by any government or regulatory agency as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action.

Section 6.8Title to Lazanda

. Elefsee Pharmaceuticals International, LTD (“Elefsee”) directly holds as of the date of this Agreement, and at Closing Buyer shall hold, good, valid and marketable title to Lazanda and all of the rights, properties and assets related thereto (including all U.S. and Canada rights to Intellectual Property, Regulatory Approvals and Regulatory Filings in the Territory necessary for Lazanda), free and clear of all Encumbrances, other than Permitted Encumbrances.  Buyer has, or will have at the Closing, the rights necessary to conduct the business of Lazanda (including the Researching, Developing, registering, manufacturing, making (including formulation), having made, using and Commercializing or otherwise exploiting Lazanda) immediately after the Closing in the same manner, in all material respects, as conducted as of the date of this Agreement and as of immediately prior to the Closing.

Section 6.9Registered Intellectual Property

.

(a)Schedule 6.9(a) sets forth, as of the date of this Agreement, a list of all registered Intellectual Property that is necessary or useful for Lazanda (the “Contributed Lazanda Registered Intellectual Property”), including for each such item, as applicable: (i) the registration or application number for each item of Contributed Lazanda Registered Intellectual Property; (ii) the owner of record; (iii) the registration date, as applicable; and (iv) the jurisdiction in which each such item of Contributed Lazanda Registered Intellectual Property has been issued or registered.  With respect to each item of the Contributed Lazanda Registered Intellectual Property required to be disclosed in Schedule 6.9(a), to Buyer’s Knowledge: (x) such item is subsisting, valid and enforceable; and (y) all necessary fees due and documents and recordations with the relevant Governmental Entity in connection therewith have been paid and filed for the purposes of prosecuting, perfecting and maintaining such item, other than those that would not have a Material Adverse Effect.

(b)To Buyer’s Knowledge, no item of Contributed Lazanda Registered Intellectual Property is subject to any outstanding order, judgment or decree imposing restrictions on the ownership, validity, or enforceability of such Contributed Lazanda Registered Intellectual Property, other than those that would not cause a Material Adverse Effect.

(c)Elefsee directly owns as of the date of this Agreement, and at Closing Buyer shall own, all Contributed Lazanda Registered Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances.

(d)As of the date hereof, to Buyer’s Knowledge, there is no material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Entity alleging that the conduct of the manufacture and sale of Lazanda in the Territory constitutes infringement, misappropriation or other violation of any material Intellectual Property rights of any third party.  As of the date hereof, to Buyer’s Knowledge: (i) since January 1, 2018 none of Buyer or its Affiliates has received any written notice that remains unresolved from any third party challenging the validity, enforceability or ownership of any of the material Contributed Lazanda Registered Intellectual Property; and (ii) no third party is infringing, misappropriating or otherwise violating any of the material Contributed Lazanda Registered Intellectual Property.

(e)Notwithstanding anything to the contrary, Seller acknowledges and agrees that the only representations and warranties given in relation to matters relating to the Intellectual Property rights specifically addressed in this Section 6.9 are those set out in this Section 6.9, and no other representation or warranty is given in relation to such matters.

Section 6.10Regulatory Issues

.

(a)None of Buyer or any of its Affiliates has received any written notice that the FDA or any other Governmental Entity with jurisdiction over Lazanda has commenced or will commence any action to: (i) withdraw any Regulatory Approval or otherwise revoke any IND related to Lazanda; (ii) enjoin, terminate, or suspend production, marketing, sale or distribution of Lazanda (including for commercial, investigational, or any other use); or (iii) issue or require market withdrawals, recalls, safety alerts, detentions or seizures of Lazanda.

(b)Lazanda currently is being manufactured and marketed in compliance in all material respects with all requirements under applicable Laws as of the date hereof.

(c)Buyer and its Affiliates have made all material notifications, submissions and reports required by the FDA or any other Governmental Entity, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning or untitled letter, or other notice, response, or commitment made to or with the FDA or any other Governmental Entity in relation to Lazanda and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any other Governmental Entity.

Section 6.11Revenue of Lazanda

.  The aggregate amount of net revenue generated from sales of Lazanda sold in the Territory by or on behalf of Buyer and its Affiliates, exclusive of distribution fees and calculated on an accrual accounting basis in accordance with GAAP, has exceeded U.S. $17 million since its acquisition by Buyer in November 2017.

Section 6.12No Seller Warranty; Disclaimer of Other Representations and Warranties

.  EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE V OF THIS AGREEMENT OR THE

ANCILLARY AGREEMENTS, BUYER ACKNOWLEDGES AND AGREES THAT SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE TRANSFERRED ASSETS, SELLER, SELLER’S AFFILIATES, OR ANY OF SELLER’S OR ITS AFFILIATES’ RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS, OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE TRANSFERRED ASSETS, SELLER OR SELLER’S AFFILIATES, FURNISHED TO BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER WHATSOEVER.

ARTICLE VII
BANKRUPTCY COURT MATTERS

Section 7.1Bankruptcy Court Approval

.  This Agreement is subject to approval by the Bankruptcy Court.  In addition, Seller shall have the right to perform any and all other acts which are required under the Bankruptcy Code, the Bidding Procedures Order or other applicable Law.

Section 7.2Bankruptcy Court Filings

.  Buyer agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Buyer in connection with the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  Notwithstanding anything to the contrary herein, Seller shall not be obligated to assume and assign any Purchased Contract pursuant to this Section 7.2 with respect to which Buyer fails to satisfy the Bankruptcy Court as to adequate assurance of future performance or for which consent is required to assume and assign such Purchased Contract and such consent has not been obtained; provided, however, that the Parties shall use their reasonable best efforts to obtain all such consents.  Buyer shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Transferred Assets hereunder.  In the event the entry of the Sale Order shall be appealed, Seller and Buyer shall use their respective reasonable best efforts to defend such appeal.

Section 7.3Assumption and Assignment of Contracts.

(a)If Buyer determines to alter the Purchased Contracts by removing Contracts or Leases listed on Seller’s notice of assumption (as supplemented from time to time, the “Assumption and Assignment Notice”) that was previously filed with the Bankruptcy Court, listing the Purchased Contracts or by supplementing such Contracts or Leases with any other Contracts and

Leases (as defined in the Bidding Procedures Order) that have not been assumed or assigned to any other party, Buyer shall do so no later than two (2) Business Days prior to the Closing in accordance with the terms of this Agreement, the terms of the Bidding Procedures Order and with Seller’s consent (which consent shall not be unreasonably withheld).

(b)The Assumption and Assignment Notice shall set forth a good faith estimate of the amount of Cure Costs applicable to each Purchased Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Purchased Contract, the amount of such Cure Cost designated for such Purchased Contract shall be “$0.00”).

ARTICLE VIII
CERTAIN PRE-CLOSING COVENANTS AND AGREEMENTS

Section 8.1Filings; Other Actions; Notification and Cooperation

.

(a)Seller and Buyer shall cooperate with each other and use, and shall cause their respective Affiliates to use, their respective best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Transactions as expeditiously as possible, and in no event later than the Outside Date, including: (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing by no later than (5) Business Days after the entry of the Sale Order the notifications, filings and other information required to be filed under the HSR Act with respect to the Transactions, unless mutually agreed otherwise) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions; (ii) satisfying the conditions to consummating the Transactions; (iii) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Transactions; and (iv) executing and delivering any reasonable additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)Subject to the other provisions of this Section 8.1, in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws (a “Second Request”), unless otherwise agreed to in writing by Seller, the parties hereto will use their best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.  None of the parties, including their respective Affiliates, shall take, cause or permit to be taken, or omit to take, any action which may materially delay or prevent consummation of the Transactions, unless otherwise agreed to by the parties.  No party hereto, without the other party’s prior written consent, shall: (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws; or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the Transactions (or that would otherwise prevent or prohibit the parties from consummating the Transactions).  As used in this Agreement, the term “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

(c)Buyer and Seller shall cooperate and shall have joint decision making authority with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions prior to the Outside Date.  No party hereto or its counsel shall independently participate in any substantive call or meeting with any Governmental Entity in respect of any such filing, investigation, or other inquiry relating to the matters that are the subject of this Section 8.1 without first giving the other party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.  In furtherance of the foregoing and to the extent permitted by applicable Law: (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Affiliates intends to make with any Governmental Entity relating to the matters that are the subject of this Section 8.1; (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry; (iii) promptly following the submission of such filing or making such communication or inquiry, such party shall provide the other party with a copy of any such filing or, if in written form, communication or inquiry; and (iv) such party shall consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto.  In exercising the foregoing cooperation rights, Seller and Buyer each shall act reasonably and as promptly as reasonably practicable.  Notwithstanding the foregoing, materials provided pursuant to this Section 8.1 may be reasonably redacted as necessary to address reasonable privilege concerns, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto.  In exercising the foregoing cooperation rights, Seller and Buyer each shall act reasonably and as promptly as reasonably practicable.

(d)In furtherance and not in limitation of the covenants of the parties contained in this Section 8.1, Buyer, including its Affiliates, shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act and any other applicable Antitrust Laws with respect to the Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions.  For the purposes of this Section 8.1, “best efforts” shall include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions as expeditiously as possible and in no event later than the Outside Date, including: (x) committing, agreeing, or submitting (or offering to commit, agree, or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Lien, other change or restructuring of, or operating restriction with respect to the businesses, properties, product lines, assets, permits, operations, rights, or interest therein of Buyer, its Affiliates, the Transferred Assets or any of the

Combined Products; or (y) committing, agreeing, or submitting (or offering to commit, agree, or submit) to any action or agreeing to any remedies, terms or conditions in connection with its obligations under this Section 8.1 provided that those actions, remedies, terms or conditions are conditioned on the consummation of the Transactions contemplated by this Agreement.

(e)In furtherance and not in limitation of the covenants of the parties contained in this Section 8.1, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, each of Seller and Buyer shall use best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(f)Information.  Seller and Buyer each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Affiliates to any third party or any Governmental Entity in connection with the Transactions, all of which information shall be true and correct when provided; provided that each Party shall be entitled to redact discussions of the transaction value and competitively sensitive information, and may reasonably designate applicable materials to be reviewed solely by the other Party’s outside counsel.

(g)Status.  Seller and Buyer each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Seller or Buyer, as the case may be, or any of their respective Affiliates from any third party or any Governmental Entity with respect to the Transactions, other than immaterial communications.  Prior to the Closing, Seller will not settle litigation related to the Transferred Assets without the consent of Buyer unless the settlement is (i) solely for cash and (ii) does not limit, restrict or otherwise negatively impact in any material respect the manner in which Buyer may exploit the Transferred Assets.

(h)Fees. Buyer shall bear the cost of any filing fee payable to a Governmental Entity in connection with any filings made under this Section 8.1.

Section 8.2Covenants Regarding Information

.  Seller shall, and shall use its reasonable best efforts to cause its Affiliates to, until the earlier of the Closing Date and the date this Agreement is terminated pursuant to the terms hereof, afford Buyer and its Representatives reasonable access (including for inspection and copying, at Buyer’s expense) at all reasonable times to the Transferred Assets and Seller’s Representatives, and the Books and Records relating to the Transferred Assets and the Products, and shall, and shall use its reasonable best efforts to cause its Affiliates to, furnish Buyer with such financial, operating and other data and information in connection with the Transferred Assets and the Products as Buyer may reasonably request; provided that any such access or furnishing of information shall be in accordance with applicable Law, at Buyer’s expense, under the supervision of Seller’s or its Affiliates’ personnel, and in such manner as not to interfere unreasonably with the businesses, personnel or operations of Seller or any of its Affiliates; provided, further, that (A) Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld or delayed), contact any customer, client, vendor, employee, supplier or competitor of Seller relating to the Products, (B) the auditors and accountants of Seller or any of its Affiliates shall not be obliged to make any work papers available to any Person, and (C) Seller shall be entitled to restrict such access, (x) as determined, in its respective reasonable discretion, to be appropriate to ensure compliance with any Law and (y) to preserve any applicable attorney client privilege and to comply with contractual confidentiality obligations.

Section 8.3Transfer of Lazanda

. At or prior to the Closing, Buyer shall cause Elefsee to transfer, assign and deliver to Buyer all of Elefsee’s right, title and interest in, to and under Lazanda and all of the rights, properties and assets related thereto and to the Lazanda business (including all U.S. and Canada rights to Intellectual Property, Regulatory Approvals and Regulatory Filings in the Territory necessary for Lazanda), free and clear of all Encumbrances, other than Permitted Encumbrances (the “Lazanda Transfer”).

Section 8.4Transition

.  Seller shall use commercially reasonable efforts from and after the date of this Agreement to: (a) effect the transfers of the stability and analytical methods and data in respect of the Products to Catalent, Inc. at the sole cost and expense of Buyer, contingent upon the Closing, and (b) effect the required responses solely with respect to the first observation identified in the letter referenced in Schedule 5.5(a), item 2 (such observation, the “Form 483 Observation”), in each case of (a) and (b), in reasonable consultation with Buyer.

Section 8.5Form 483 Observation

.  From and after the date of this Agreement through September 30, 2019, Seller shall pay as and when due the amount of any and all Third Party costs, penalties, fines and expenses (including reasonable costs of investigation and reasonable attorneys’ and other professionals’ fees) (collectively, the “Form 483 Expenses”) resulting from the Form 483 Observation, including the required responses described in Section 8.4(b), any recall mandated by a Governmental Entity, or any settlement agreement, corrective action plan or other remediation measures mandated by any Governmental Entity, in each case, with respect to the Products in those lots identified in the Form 483 Observation (collectively, the “Form 483 Events”).  Following September 30, 2019 and until the second anniversary of the Closing Date, Buyer shall pay the Form 483 Expenses as and when due, and Buyer shall be entitled to offset the aggregate amount of Form 483 Expenses actually paid by Buyer prior to the second anniversary of the Closing Date against any and all payments due by Buyer to Seller pursuant to Section 9.5; provided, that Buyer shall provide to Seller at the time of any such payment(s) pursuant to Section 9.5 reasonable supporting documentation and calculations of any such offsets against the aggregate amount otherwise due and owing to Seller hereunder.  Following September 30, 2019 and until the second anniversary of the Closing Date, Buyer shall provide Seller with regular (and no less frequently than quarterly) written updates regarding the nature and amount of all Form 483 Expenses incurred, actually paid or otherwise known to be payable at a future date by Buyer.  For the avoidance of doubt, in no event shall Form 483 Expenses include the costs and expenses of any Finished Products acquired hereunder, replacement Products for Finished Products acquired hereunder, or Product substitutions.

ARTICLE IX
CERTAIN OTHER COVENANTS AND AGREEMENTS

Section 9.1Books and Records

.  For a period of six (6) years after the Closing, Buyer shall: (a) retain the Transferred Records and all other books and records related to the Transferred

Assets, the Assumed Liabilities and the business related to any of the Combined Products held by Buyer or any of its Affiliates; and (b) upon reasonable notice and during normal business hours, cooperate with and provide Seller, any of Seller’s Affiliates, and the officers, employees, agents and Representatives of Seller and Seller’s Affiliates reasonable access (including the right to make copies at Seller’s expense or the expense of any Affiliate of Seller) to such books and records and to Buyer’s Representatives, to the extent necessary for a reasonable business purpose, including as may be necessary for the preparation of financial statements, regulatory filings, Tax Returns, in connection with any Proceeding, or in connection with the administration of the Chapter 11 Cases, and to any and all books and records relating to any Purchase Price payments or Royalty Reports, including all documents, work papers, schedules, memoranda, and records used by or prepared by Buyer or its Representatives in preparing any such Royalty Report, together with any other information related thereto which Seller may reasonably request.  For the avoidance of doubt, in connection with any reasonable business purpose, including in connection with administering, or satisfying the Debtors’ obligations in connection with administering, the Chapter 11 Cases, Buyer shall: (i) afford the Debtors access to the Transferred Records and all other books and records related to the Transferred Assets and the Combined Products; (ii) furnish to the Debtors financial, operating and other data and information in connection with the Transferred Assets and the Combined Products; and (iii) make available to the Debtors those Transferred Employees whose assistance, expertise, testimony, notes, recollections or presence may be reasonably necessary to assist in the administration of the Chapter 11 Cases.  Notwithstanding anything herein to the contrary, any Transferred Records that are owned by Seller but not in its possession or control as of the Closing Date shall not be physically delivered to Buyer at the Closing.  Any such Transferred Records shall be delivered to Buyer as soon as practicable after such time, if any, that Seller comes in possession or control of such Transferred Records.

Section 9.2Assumption of Regulatory Commitments; Transfer of Product Registrations

.  The Parties shall reasonably cooperate with each other in any necessary or desirable communications with the FDA regarding the transfer of the rights to the Product Registrations. Notwithstanding any delay in transferring the rights to the Product Registrations to Buyer, as between the Parties, Buyer shall be exclusively responsible for (and shall bear the cost of), and shall discharge all liabilities related to, the manufacture, packaging, labeling, promotion, marketing, handling, offering for sale or sale of the Products by or on behalf of Buyer after the Closing.  From and after the Closing Date, Buyer will assume control of, and responsibility for, all costs and Liabilities arising from or related to any commitments or obligations to any Governmental Entity involving the Transferred Assets and any of the Products, to the extent arising from or relating to any of the Products being Researched, Developed, registered, manufactured, made (including formulation), have made, used or Commercialized by Buyer after the Closing Date.  Seller shall use all Commercially Reasonable Efforts to complete the transfer of each Product Registration as promptly as practicable after the Closing. Buyer shall use all Commercially Reasonable Efforts to assist Seller in the transfer of the Product Registrations to Buyer, accept the transfer of the Product Registrations and formalize with Seller and any applicable Regulatory Authority, as promptly as practicable after the Closing Date, all necessary documents. Following such transfer, Seller shall not retain any rights in any Product Registration.

Section 9.3Confidentiality

.  Notwithstanding anything to the contrary contained in the Confidentiality Agreement: (i) Buyer shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby, including all Confidential Information, pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect and shall not be terminated until the earlier to occur of: (A) two (2) years following the date this Agreement is terminated; and (B) two (2) years following the date the last Royalty Payment is made (the “CA Termination Date”), at which time such Confidentiality Agreement and the obligations of the parties thereunder shall terminate; and (ii) Buyer shall not be permitted to, and shall cause its Affiliates not to, terminate the Confidentiality Agreement prior to the CA Termination Date; provided, however, that notwithstanding the foregoing, each of Buyer and Seller and their respective Affiliates and Representatives is expressly permitted to provide any information, knowledge or data that is requested by a Governmental Entity in connection with any consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained in order to consummate the Transactions; and provided, further, that Seller and its Affiliates and Representatives shall be permitted to make any disclosures of documents and information, including Confidential Information, to any Persons as they deem necessary, advisable or appropriate in connection with the administration of the Chapter 11 Cases.

Section 9.4Trade Notification; Use of Seller Names

.  Seller and Buyer shall consult with each other on the timing, method, form and content of notifications to customers and suppliers regarding the transactions contemplated by this Agreement, and shall consider in good faith any comments or proposed changes received from the other.  Buyer acknowledges and agrees that all right, title and interest in and to the Seller Names are owned exclusively by Seller and that, except as expressly provided in this Section 9.4, Buyer shall have no right to use such Seller Names.  Seller hereby grants Buyer a limited, non-exclusive, non-transferrable, non-sublicenable right and license to use the Seller Names solely on Finished Products (including the Finished Products packaging and related coupons existing as of the Closing Date) in the Inventory as they exist on the Closing Date. Such right and license granted under this Section 9.4 shall extend after the Closing Date until such a date when the Finished Products in the Inventory existing on the Closing Date are exhausted or no longer salable.  In no event shall Buyer (a) use any Seller Names in any manner or for any purpose different from the use of such Seller Names by Seller immediately prior to the Closing Date to market, distribute and sell the Products in the Territory or (b) manufacture or produce, or cause or permit any third party to manufacture or produce, any labels, packaging or advertising, marketing, sales or promotional materials using or otherwise incorporating any Seller Names in any manner.

Section 9.5Post-Closing Payments

.

(a)Collection and Payment.  Prior to the second anniversary of the Closing Date, Buyer shall pay to Seller an amount equal to the sum of (x) the total of the Closing Date Accounts Receivable actually collected by Buyer and its Affiliates between the Closing Date and such second anniversary, and (y) the value of all Finished Products which were assigned at Closing pursuant to Section 2.2(a)(vii) and were actually sold by or on behalf of Buyer between the Closing Date and such second anniversary at Seller’s cost of acquisition of the Finished Products.  Following the Closing until the second anniversary of the Closing Date, Buyer shall provide Seller with quarterly certifications signed by an executive officer of Buyer that set forth the then-current total amounts of accounts receivable collected and Finished Products sold pursuant to subclause (x) and subclause (y) of the immediately preceding sentence.  Seller will promptly deliver to Buyer any payments received by Seller from third parties for orders of Finished Products fulfilled by Buyer on or after the Closing Date.  From and after the Closing Date, Buyer and its Affiliates shall use commercially reasonable efforts to collect in full the Closing Date Accounts Receivable.  Buyer shall be deemed to have sold Finished Products acquired at Closing from Seller prior to sales of any products acquired after the Closing Date, subject to ordinary course practices with respect to Finished Products nearing their expiration dates, including application of an eight- (8) month shelf life prior to expiration.  Buyer shall use commercially reasonable efforts to optimally manage the production plan and costs, current inventory manufactured, commodities, and minimize expenses with respect to manufacturing variances, scrap, inventory loss and cycle count adjustments, all to the mutual benefit of Buyer and Seller (or its transferees).

(b)Product Returns. For a period of three (3) months following the Closing, Buyer shall be permitted to credit against and accordingly reduce the then-current total amounts of accounts receivable collected in respect of the Products by the amount of costs associated with any customer or wholesale returns of any Product; provided, that in no event shall the amount of any such credit against or reduction to accounts receivable be included in the calculation of Combined Net Sales or Cost of Goods Sold.  Each Party agrees it will not take, directly or indirectly, any action that would provide any incentive or otherwise induce or motivate customers to return the Product, except as the Parties may otherwise mutually agree.

Section 9.6Coordination

.  Immediately after the Closing Date, each of Buyer and Seller shall (or Seller shall seek to obligate any entity which may in the future control any Non-Transferred Products (“Future Buyer”) in its place to) appoint one (1) individual to act as a liaison for such party in connection with coordinating certain activities contemplated by this Agreement (each, a “Coordination Manager”). Given that after the Closing Date, Seller or any Future Buyer will own rights outside the Territory and Buyer will own rights in the Territory, activities that may be the subject of such coordination shall include: regulatory and compliance matters under this ARTICLE IX and Section 14.15, and health and safety matters under Section 9.8. The Coordination Managers may meet no less frequently than once per calendar quarter, and may meet in person or by means of teleconference, videoconference or other similar means.

Section 9.7Development Communications

.  Through the oversight of the Coordination Managers as provided in Section 9.6, immediately after the Closing Date, each of Buyer and Seller shall (or Seller shall seek to obligate any Future Buyer to) establish, hold, and maintain the global safety database for the Products with respect to information on adverse events concerning the Products, as and to the extent required by applicable Law.

Section 9.8Pharmacovigilance

.  Upon request of either of Seller, Buyer, or any Future Buyer, Buyer and such counterparties, as applicable, shall negotiate and agree on any additional agreements necessary for the development of the Non-Transferred Products or drug safety requirements with respect to the Non-Transferred Products, including a pharmacovigilance agreement, the terms of which shall become effective at such future date that such parties mutually agree upon.

Section 9.9Manufacturing Inside and Outside the Territory

.  Effective on the Closing Date: (a) Buyer hereby grants Seller, and shall grant any Future Buyer, a perpetual, irrevocable, fully-paid license (with the free right to sublicense through multiple tiers) under the Product Technology to manufacture the Non-Transferred Products in the Territory solely for sale outside the Territory; and (b) Seller hereby grants, and shall seek to obligate any Future Buyer to grant, Buyer a perpetual, irrevocable, fully-paid license (with the free right to sublicense through multiple tiers) under all Confidential Information, Inventions, and Intellectual Property owned by Seller or a Future Buyer to manufacture the Products outside the Territory solely for sale in the Territory.

Section 9.10Right to Reference

.

(a)From and after the Closing Date, Buyer hereby grants Seller, and shall grant any Future Buyer, the right to reference any Regulatory Filings or Regulatory Approvals in the Territory for any of the Products in support of Regulatory Filings and Regulatory Approvals for Non-Transferred Products outside the Territory (the “Seller Favored Right to Reference”), provided, that Seller may assign the Seller Favored Right to Reference (in whole or in part) to a Future Buyer for the relevant territory of such Future Buyer’s Non-Transferred Products. Buyer shall execute any documents and make such further assurances as may be necessary to secure such right for Seller or a Future Buyer; provided, that, except as otherwise provided in this Agreement, Seller shall continue to treat such information confidentially and shall not disclose or reference such information in a public manner that could result in a disclosure of Seller’s or Buyer’s Know-How.

(b)From and after the Closing Date, Seller hereby grants, and shall seek to obligate any Future Buyer to grant, Buyer the right to reference any Regulatory Filings or Regulatory Approvals outside the Territory for any of the Non-Transferred Products in support of Regulatory Filings and Regulatory Approvals for Products inside the Territory (the “Buyer Favored Right to Reference”), provided, that Buyer shall assign all of its rights and obligations under the Buyer Favored Right to Reference to the Future Buyer with respect to the Regulatory Filings or Regulatory Approvals sold to such Future Buyer. Seller shall, and shall seek to obligate any Future Buyer to, execute any documents and make such further assurances as may be necessary to secure such right for Buyer; provided, that Buyer shall continue to treat such information confidentially and shall not disclose or reference such information in a public manner that could result in a disclosure of Buyer’s or Seller’s Know-How.

Section 9.11Negative Covenants

. From and after the Closing Date until the end of the Royalty Term, Buyer and its Affiliates shall not:

(a)create, incur, assume or permit to exist any Encumbrance on the Closing Date Accounts Receivable or the Finished Products, or assign or sell any income or revenues (including accounts receivable) or rights in respect of the Closing Date Accounts Receivable or the Finished Products;

(b)make any Disposition of the Transferred Assets other than sales at fair market value and in the ordinary course of business;

(c)declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, that, at or following such time as the Receivables and Finished Products Balance has been paid to Seller in full, Buyer may, in any Calendar Year, at or after such time as Buyer has paid any and all Royalty Payments then due and payable to Seller or its transferee, pay or make, directly or indirectly, any Restricted Payment in an amount up to 1.2222 multiplied by the amount of such Royalty Payments; and

(d)sell, lease or otherwise transfer any material property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, Buyer or any of its Affiliates, as applicable, other than in the ordinary course of business at prices and on terms and conditions not less favorable to Buyer than could be obtained on an arms’ length basis from unrelated third parties.

ARTICLE X
EMPLOYEE MATTERS

Section 10.1Employee Matters

.

(a)Seller shall cooperate in good faith with Buyer to assist Buyer in identifying employees of Seller and its Affiliates who have been or will be terminated by Seller at or shortly following the Closing, excluding employees that have procured employment with other parties purchasing Seller’s other assets as a result of the bankruptcy proceedings. Seller agrees that Buyer may at any time at its discretion recruit, offer employment to or offer consulting arrangements to any employee of Seller and its Affiliates engaged in sales of the Products.

(b)Notwithstanding any other provision of this Agreement to the contrary, each of Seller and Buyer hereby acknowledges and agrees that any provisions contained in this Agreement relating to Seller employees are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied: (i) shall be treated as an amendment or other modification of any employee benefit plan, agreement or other arrangement; (ii) shall limit the right of Buyer, Seller or their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan, agreement or other arrangement following the Closing Date; or (iii) shall create any third-party beneficiary or other right: (x) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of Seller or its Affiliates or any participant in any employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof); or (y) to continued employment with Buyer or Seller or any of their respective Affiliates.

ARTICLE XI
CONDITIONS PRECEDENT

Section 11.1Conditions to Each Party’s Obligations

.  The obligations of Buyer to consummate the Transactions and the obligations of Seller to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of the following conditions:

(a)No Law or Order.  There shall not be in effect any Law or Order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions.

(b)Regulatory Approval.  Any waiting periods applicable to the consummation of the Transactions contemplated by this Agreement under the HSR Act (including any timing agreements, understandings or commitments entered into with or made to a Governmental Entity to extend any waiting period or not close the Transactions) shall have expired or been terminated.

(c)Sale Order. The Bankruptcy Court shall have entered the Sale Order, and such order shall be in full force and effect.

Section 11.2Conditions to the Obligations of Buyer

.  The obligations of Buyer to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of each of the following additional conditions:

(a)Representations and Warranties.  (i) The Fundamental Representations of Seller shall be true and correct in all material respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of Seller contained in ARTICLE V (disregarding all qualifications and exceptions contained therein relating to materiality, including references to “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such date), except for breaches of representations and warranties that would not cause a Material Adverse Effect.

(b)Performance of Obligations of Seller.  Seller shall have performed or complied in all material respects with all obligations, conditions, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)Deliveries. Seller shall have duly executed and delivered to Buyer, dated as of the Closing Date, counterparts to each of the: (i) Ancillary Agreements; (ii) Seller Officer’s Certificate; (iii) Joint Written Instructions, duly executed by Seller, directing the Escrow Agent to deliver to Buyer the Escrowed Funds in accordance with Section 3.1(a); and (iv) the FDA Transfer Letters.

Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, in no event shall any of the events described in Section 8.4 or Section 8.5 of this Agreement, including any of the Form 483 Observation, the Form 483 Expenses and the Form 483 Events, constitute a Material Adverse Effect or otherwise form or give rise to the basis for a determination by Buyer that any of the conditions to Closing set forth in this ARTICLE XI have not been, or are incapable of being, satisfied.

Section 11.3Conditions to the Obligations of Seller

.  The obligations of Seller to consummate the Transactions are subject to the satisfaction, or waiver if permitted by applicable Law, on and as of the Closing of each of the following additional conditions:

(a)Representations and Warranties.  (i) The Fundamental Representations of Buyer shall be true and correct in all material respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all material respects as of such date) and (ii) all other representations and warranties of Buyer contained in ARTICLE VI (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct in all respects as of the Closing Date, as if made at and as of such time (other than any such representations and warranties that address matters as of a particular date, which shall be true and correct in all respects as of such date), except for breaches of representations and warranties that would not cause a material adverse effect on the ability of Buyer to consummate the Transactions.

(b)Performance of Obligations of Buyer.  Buyer shall have performed or complied in all material respects with all obligations, conditions, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c)Deliveries.  Buyer shall have, and Buyer shall have caused its applicable Affiliates to have, duly executed and delivered to Seller, dated as of the Closing Date, counterparts to each of the: (i) Ancillary Agreements; (ii) Buyer Officer’s Certificate; (iii) Joint Written Instructions, duly executed by Buyer, directing the Escrow Agent to deliver to Buyer the Escrowed Funds in accordance with Section 3.1(a); and (iv) the FDA Transfer Letters.

(d)Lazanda Transfer.  The Lazanda Transfer shall have occurred.

ARTICLE XII
TERMINATION, AMENDMENT AND WAIVER

Section 12.1Termination

.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Buyer;

(b)by Seller if any of the conditions set forth in Section 11.1 or Section 11.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Seller;

(c)by Buyer if any of the conditions set forth in Section 11.1 or Section 11.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Buyer;

(d)by Seller or Buyer if:

(i)the Closing shall not have occurred on or prior to the Outside Date; provided, however, that, if the Closing shall not have occurred due to the failure of the Bankruptcy Court to enter the Sale Order or the condition to Closing set forth in Section 11.1(b) remains unsatisfied or not waived and if all other conditions to the respective obligations of Buyer and Seller to close hereunder that are capable of being fulfilled by the Outside Date shall have been so fulfilled or waived, then neither Buyer nor Seller may terminate this Agreement prior to November 15, 2019;

(ii)any Law or Order by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of Transactions shall have become final and non-appealable; or

(iii)subject to the limitations set forth in the Bidding Procedures Order and Section 7.3, (A) the Bankruptcy Court enters an order approving a higher or better competing bid or (B) the Bankruptcy Court enters an order that otherwise precludes the consummation of the Transactions on the terms and conditions set forth in this Agreement;

(e)by Seller, if Buyer shall have breached any representation or warranty or failed to perform any obligation, condition, covenant or agreement applicable to Buyer, and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 11.3; (ii) cannot be cured, or has not been cured within twenty (20) Business Days following Seller’s delivery of written notice to Buyer of such breach or failure to perform; and (iii) has not been waived by Seller; or

(f)by Buyer, if Seller shall have breached any representation or warranty or failed to perform any obligation, condition, covenant or agreement applicable to Seller, and such breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 11.2; (ii) cannot be cured, or has not been cured within twenty (20) Business Days following Buyer’s delivery of written notice to Seller of such breach or failure to perform; and (iii) has not been waived by Buyer;

provided, however, that the right to terminate this Agreement pursuant to Section 12.1(d), Section 12.1(e) or Section 12.1(f) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Transactions to be consummated.

Section 12.2Effect of Termination and Abandonment

.

(a)In the event of termination of this Agreement and the abandonment of the Transactions pursuant to Section 12.1, this Agreement (other than as set forth in Section 7.1, this Section 12.2, Section 13.1 and ARTICLE XIV) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided, that no such termination shall relieve any party hereto from any liability for damages resulting from the Willful Breach prior to such termination by any party hereto.  As used in this Agreement, “Willful Breach” means either: (i) a breach by a party of any of its obligations under this Agreement that is a consequence of an act or omission knowingly undertaken or omitted by the breaching party with the intent of causing a breach of this Agreement; or (ii) subject to the satisfaction or waiver (by the party for whom such condition may be waived) of the conditions to Closing set forth in ARTICLE XI (other than those conditions that by their terms are to be satisfied at Closing, provided that those conditions would have been satisfied if the Closing were to occur on such date), the willful or intentional failure of the breaching party to promptly consummate the Transactions in accordance with Section 4.2 and the other transactions contemplated to be consummated at the Closing in accordance with the terms and conditions of this Agreement.

(b)Notwithstanding Section 12.2(a), in the event of a termination of this Agreement pursuant to Section 12.1(e), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver to Seller an amount equal to the Escrowed Funds plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent). Buyer acknowledges that the agreements contained in this Section 12.2(b) are an integral part of the Transactions, and that without these agreements, Seller would not have entered into this Agreement;

accordingly, if Buyer fails to deliver such Joint Written Instructions or pay any amount due pursuant to this Section 12.2(b) and, in order to obtain the payment, Seller commences a Proceeding which results in a judgment against Buyer for any payment set forth in this Section 12.2(b), Buyer shall pay Seller its costs and expenses (including attorneys’ fees and disbursements) in connection with such Proceeding, together with interest on such payment at the Interest Rate (for the avoidance of doubt, using the payment described in this sentence as the applicable payment) through the date such payment was actually received. Buyer agrees that Seller may seek any other remedies at Law or equity arising from Buyer’s breach of this Agreement, including any remedies available pursuant to the terms of this Agreement or at Law, notwithstanding Seller’s receipt of the Escrowed Funds.

(c)Notwithstanding Section 12.2(a) and subject to Section 12.2(b), in the event of a termination of this Agreement other than pursuant to Section 12.1(e), then Buyer and Seller shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver to Buyer an amount equal to the Escrowed Funds plus any accrued investment interest thereon (less any fees or expenses owing to the Escrow Agent).

(d)In the event of termination of this Agreement pursuant to Section 12.1: (A) Buyer shall return all documents and other material received from Seller relating to Seller and its Affiliates, the Products, the Transferred Assets or the Transactions, whether so obtained before or after the execution hereof, to Seller; and (B) all confidential information received by Buyer with respect to Seller and its Affiliates, the Products, the Transferred Assets or the Transactions shall be treated in accordance with the Confidentiality Agreement, and with the Confidentiality Agreement remaining in full force and effect in accordance with its terms, notwithstanding the termination of this Agreement.

ARTICLE XIII
INDEMNIFICATION

Section 13.1Survival

.  All representations and warranties contained herein or made pursuant hereto shall not survive the Closing, and neither Seller nor Buyer shall have any liability to each other after the Closing for any breach thereof.

Section 13.2Indemnification by Buyer

.  Buyer hereby agrees that, from and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and its and their respective shareholders, managers, members, partners, directors, officers, employees, agents, Representatives, successors, permitted assigns, heirs and legal representatives (the “Indemnified Parties” and each, an “Indemnified Party”) against, and hold them harmless from, and pay and reimburse such parties for, any Losses to the extent such Losses arise from or in connection with the following:

(a)any breach by Buyer of any of its covenants, agreements or obligations contained in ARTICLE III (Purchase Price) or ARTICLE IX (Certain Other Covenants and Agreements) of this Agreement; and

(b)all obligations in respect of or arising out of the Transferred Assets and the Combined Products from and after the Closing.

Section 13.3Procedure

.

(a)In order for any Person to be entitled to any indemnification provided for under this ARTICLE XIII in respect of, arising out of or involving a claim made by any Person (other than a party hereto) against an Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party in writing of the Third-Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third-Party Claim (or sooner, to the extent the nature of the Third-Party Claim requires a response in a shorter period of time); provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third-Party Claim.

(b)If a Third-Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled at its election and its cost to assume the defense of such Third-Party Claim with counsel selected by the indemnifying party.  If the indemnifying party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying party; provided that the indemnifying party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third-Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying party in writing.  If the indemnifying party does not assume such defense, and for any period during which the indemnifying party has not assumed such defense, the indemnifying party shall be liable directly to the Indemnified Party or its assignee for the reasonable fees and expenses of one single counsel (in addition to reasonable fees and expenses of local counsel required in jurisdictions not central to the Third-Party Claim) employed (and reasonably acceptable to the indemnifying party) by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement).  If the indemnifying party chooses to defend a Third-Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying party in such defense or prosecution.

(c)Notwithstanding anything to the contrary in this Section 13.3, no party may settle, compromise or discharge (and in doing so, make any reasonable admission of liability with respect to) such Third-Party Claim other than for money damages only without the prior written consent of the other party, subject to such party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such other party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third-Party Claim.

(d)In the event an Indemnified Party has a claim against an indemnifying party under Section 13.2 that does not involve a Third-Party Claim, such Indemnified Party shall deliver notice of such claim to the indemnifying party stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed to arise, within ten (10) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  The Indemnified Party and the indemnifying party shall, for a period of not less than twenty (20) Business Days following receipt by the indemnifying party of the notice of such claim, negotiate, in good faith, to resolve the claim, and such Indemnified Party shall not commence Proceedings with respect to such claim prior to the end of such period.

Section 13.4Tax Treatment of Indemnification Payments

.  Seller and Buyer agree to treat any indemnification payment made pursuant to this ARTICLE XIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

ARTICLE XIV
GENERAL PROVISIONS

Section 14.1Expenses

.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 14.2Further Assurances and Actions

.  Each of the parties hereto, upon the request of the other party hereto, whether before or after the Closing and without further consideration, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the Transactions.  Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the Transactions.

Section 14.3Notices

.  All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery, (c) three (3) Business Days after mailing, if mailed by U.S. postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below or (d) upon transmission if sent via e-mail, with an additional copy being sent promptly by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

If to Seller, to:

Insys Therapeutics, Inc.
410 S. Benson Lane
Chandler, AZ 85224
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:Frederick S. Green
Ronit Berkovich

Email: Frederick.Green@weil.com

Ronit.Berkovich@weil.com

if to Buyer, to:

BTcP PHARMA, LLC

c/o Pauls Reinfelds, PhD, JD

1033 Skokie Blvd

Suite 620

Northbrook, IL 60062 USA

preinfelds@westtd.com

Telephone:  847-484-1568

Facsimile: 224-515-3511

with a copy (which shall not constitute notice) to:

Howard & Howard Attorneys PLLC

200 South Michigan Avenue, Suite 1100

Chicago, Illinois 60604

Attention:  Jude M. Sullivan

Telephone:  (312) 456-3646

Facsimile (312) 939-5617

Section 14.4Headings

.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 14.5Severability

.  Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the parties hereto will use their reasonable best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the parties hereto.

Section 14.6Counterparts

.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 14.7Entire Agreement; No Third-Party Beneficiaries

.  This Agreement, the Ancillary Agreements and Schedules hereto and, as modified pursuant to the terms herein, the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including any letter of intent, memorandum of understanding or term sheet), between or among the parties hereto with respect to the subject matter hereof.  Except as provided in ARTICLE XIII, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder or thereunder.

Section 14.8Governing Law; English Language

.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York and the intellectual property Laws of the United States without giving effect to any Law that would result in the application of a different body of Law than as set forth in this Section 14.8, except to the extent that the Laws of such state are superseded by the Bankruptcy Code.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

Section 14.9Jurisdiction, Venue, Service of Process; Waiver of Trial by Jury

.

(a)Without limiting Buyer’s or Seller’s right to appeal any order of the Bankruptcy Court: (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions; and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 14.3; provided, however, that if the Chapter 11 Cases have closed, Buyer and Seller agree to unconditionally and irrevocably submit to the exclusive jurisdiction of: (i) the Bankruptcy Court upon a motion to reopen the Chapter 11 Cases; or (ii) if the Bankruptcy Court rejects such motion, the United States District Court for the District of Delaware sitting in New Castle County and any appellate court therefrom, for the resolution of any such claim or dispute.  Buyer and Seller hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Buyer and Seller hereby agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)Each of Buyer and Seller hereby consents to process being served by the other party hereto in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 14.3.

(c)EACH OF BUYER AND SELLER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.10Specific Performance

.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with its terms and that the parties hereto will be entitled to specific performance of such terms, in addition to any other remedy at Law or in equity, without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

Section 14.11Publicity

.  Neither party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the Transactions or any of the terms and conditions hereof without the prior written consent of the other party hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either party may make any public disclosure concerning the Transactions that in the view of such party’s counsel may be required by Law, by order of the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, or by the rules of any stock exchange on which such party’s or its Affiliates’ securities trade; provided, however, the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure, to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure in a manner consistent with any such applicable Law or Bankruptcy Court requirement.

Section 14.12Assignment

.  Buyer or its Affiliates, as applicable, may sell, transfer (whether by merger, license, operation of Law or otherwise) or assign its rights to the Products so long as, prior to such time as any and all Royalty Payments have been finally determined pursuant to Section 3.2 and made to Seller: (i) such sale, transfer or assignment applies to the Combined Products (and not with respect to solely the Products or Lazanda); (ii) the applicable transferee or assignee expressly agrees to assume Buyer’s Royalty Payment obligations hereunder; (iii) Buyer or its Affiliates, as applicable, pay(s) to Seller any then-outstanding Receivables and Finished Products Balance; and (iv) any such sale, transfer or assignment is conditioned upon Seller, Buyer or its Affiliates, as applicable, and the proposed transferee or assignee entering into an agreement pursuant to which such parties: (a) undertake and agree to aggregate any and all sales of the Combined Products for purposes of determining the Royalty Payments pursuant to Section 3.2; and (b) agree that the proposed transferee or assignee shall be liable for the timely payment of all Royalty Payments hereunder. Seller shall be permitted at any time, without the consent of Buyer or its Affiliates, as applicable, to assign any of its rights and obligations under this Agreement, including the right to receive any portion of the Royalty Payments and the right to enforce this Agreement, to any Person.  Any permitted assignee or successor-in-interest will assume all obligations of its assignor under this Agreement.  For the avoidance of doubt, no assignment by Buyer, its Affiliates or its or their applicable successor or permitted assign will relieve such party of its responsibility for the performance of any and all obligations hereunder.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.13Amendments and Waivers

.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing, Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

Section 14.14Reasonable Best Efforts

.  For purposes of this Agreement, the respective obligations to use “reasonable best efforts” of each party hereto to cause its Affiliates to take action

(or to refrain from taking action) shall mean such party’s: (i) taking reasonable steps under the circumstances to enforce its contractual rights; and (ii) making reasonable requests of its Affiliates to take action (or to refrain from taking action).  In no event shall “reasonable best efforts” of either party hereto require such party to commence any litigation or arbitration proceedings against its Affiliates or make any material payment (except to the extent advanced, assured or agreed in advance to be reimbursed by the other party hereto), incur any material obligation or grant any material concession.

Section 14.15Compliance with Law

.  Each party shall perform its obligations under this Agreement in accordance with all applicable Laws.  No party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Laws.

Section 14.16Construction

.  The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

INSYS THERAPEUTICS, INC.
By: /s/ Andrece Housley Name: Andrece Housley Title: Chief Financial Officer

[Signature Page to Arizona Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

BTcP PHARMA, LLC
By: Name: Title:

[Signature Page to Arizona Asset Purchase Agreement]

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [●], 2019 (this “Agreement”), is entered into by and between Insys Therapeutics, Inc., a Delaware corporation (“Seller”), and BTcP Pharma, LLC, a Wyoming limited liability company (“Buyer”).

WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement, dated as of September 1, 2019 (the “Purchase Agreement”), providing for, among other things, the sale and assignment by Seller to Buyer of the Transferred Assets and the assumption by Buyer of the Assumed Liabilities; and

WHEREAS, in accordance with the terms of the Purchase Agreement, Seller and Buyer have agreed to enter into this Agreement, providing for (a) the assignment from Seller to Buyer of all of Seller’s right, title and interest in, under and to the Purchased Contracts from and after the Closing, on and subject to the terms of the Purchase Agreement, and (b) the acceptance by Buyer of such assignment, and the assumption by Buyer of (i) all obligations to be performed by Seller under the Purchased Contracts on and after the Closing Date and (ii) the other Assumed Liabilities.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Assignment.  In accordance with and subject to the terms and conditions of the Purchase Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all of Seller’s right, title and interest in, under and to the Purchased Contracts from and after the Closing.

2.Acceptance and Assumption.  In accordance with and subject to the terms and conditions of the Purchase Agreement, Buyer hereby (a) purchases and accepts the assignment, transfer and conveyance of Seller’s right, title and interests in, under and to the Purchased Contracts; (b) unconditionally and irrevocably assumes, undertakes and agrees to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Seller and its successors and assigns completely and forever from, all obligations and liabilities of any kind arising out of, or required to be performed under, such assigned Purchased Contracts from and after the Closing; and (c) unconditionally and irrevocably assumes, undertakes and agrees to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Seller and its successors and assigns completely and forever from, all of the Assumed Liabilities and all obligations and liabilities of any kind arising out of Buyer’s assumption of the Assumed Liabilities.

3.Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.Conflict.  Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement.  To

A-

the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

5.Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

6.Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the choice of Law principles of such State that would require or permit the application of the Laws of another jurisdiction, except to the extent that the Laws of such State are superseded by the Bankruptcy Code.

7.Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

[Signature Pages Follow]

A-

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

Insys Therapeutics, Inc.

By:
Name:
Title:

BTcP PHARMA, LLC
By: Name: Title:

A-

Exhibit B

FORM OF BILL OF SALE

This BILL OF SALE, dated as of [●], 2019 (this “Bill of Sale”), is made and delivered by Insys Therapeutics, Inc., a Delaware corporation (“Seller”), for the benefit of BTcP Pharma, LLC, a Wyoming limited liability company (“Buyer”).

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement, dated as of September 1, 2019 (the “Purchase Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale and assignment by Seller to Buyer of the Transferred Assets.

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, and subject to the terms and conditions of the Purchase Agreement:

1.Seller does hereby bargain, sell, grant, assign, transfer, convey and deliver unto Buyer all of Seller’s right, title and interest in and to the Transferred Assets (which, for the avoidance of doubt, shall not include any Excluded Assets).

2.This Bill of Sale shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Purchase Agreement.  To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Purchase Agreement, the Purchase Agreement shall govern.

4.This Bill of Sale is executed and delivered pursuant to the Purchase Agreement.

5.This Bill of Sale shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the choice of Law principles of such State that would require or permit the application of the Laws of another jurisdiction, except to the extent that the Laws of such State are superseded by the Bankruptcy Code.

6.Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

[Signature Page Follows]

B-

IN WITNESS WHEREOF, and intending to be legally bound hereby, Seller has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

Insys Therapeutics, Inc.

By:
Name: _________________________
Title: __________________________

ACKNOWLEDGED AND ACCEPTED:

BTcP PHARMA, LLC

By:

Name:_________________________

Title: _________________________

B-

Exhibit C

FORM OF PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (“Assignment”), dated as of [●] (“Effective Date”), is entered into by and between [Insys Development Company, Inc., a corporation organized and existing under the Laws of Delaware] (“Assignor”),1 and BTcP Pharma, LLC, a Wyoming limited liability company (“Assignee”). Assignor and Assignee are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September 1, 2019, by and between Insys Therapeutics, Inc., the parent entity of Assignor (“Parent”), and Assignee (the “Purchase Agreement”), Parent agreed to sell, and to cause its Affiliates (including Assignor) to sell, to Assignee, and Assignee agreed to purchase from Assignor, all of Assignor’s Patent Rights included in the Transferred Assets, in each case on the terms and subject to the conditions contained in the Purchase Agreement;

WHEREAS, as required in the Purchase Agreement, Assignor hereby desires to deliver, sell and transfer to Assignee its entire worldwide right, title and interest in, to and under the Patent Rights set forth on Exhibit A hereto (the “Assigned Patents”); and

WHEREAS, Assignee desires to purchase, acquire and accept the Assigned Patents from Assignor.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.
2.

Assignor hereby irrevocably conveys, assigns and transfers to Assignee its entire worldwide right, title and interest in, to and under the Assigned Patents, free and clear of all liens, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors, assigns and other legal representatives as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, as assignee of its respective entire right, title and interest therein, including, without limitation, all rights in and to all fees, income, royalties, damages and payments now or hereafter due or payable with respect thereto, any and all claims and causes of action (whether in Law or in equity) with respect thereto, and the right to sue, counterclaim, and recover for past, present and future infringement, misappropriation, dilution or other violation of the rights assigned or to be assigned under this Assignment.

3.	This Assignment is binding upon, and inures to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns. It is understood that any

[1]	Note to Draft: Depending on whether the transaction includes foreign applications, Insys Pharma, Inc. may also be a party to this agreement.

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finding of invalidity of one assignment as effected hereby shall not affect the assignment of other Assigned Patents. All questions concerning the construction, validity and interpretation of this Assignment and the performance of the obligations imposed by this Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to the choice of Law principles thereof) and the intellectual property Laws of the United States without giving effect to any Law that would result in the application of a different body of Law than as set forth in this Section 3, except to the extent that such Laws are superseded by the Bankruptcy Code.

4.

Upon reasonable request by Assignee, Assignor will execute additional documents and take other actions as may be necessary or desirable to record or memorialize the assignments of the Assigned Patents set forth herein, and to vest and perfect in Assignee such right, title, and interest in and to the Assigned Patents as sold, assigned and transferred to Assignee hereunder.

5.

Assignor hereby authorizes and requests the officials of the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign jurisdiction, to record Assignee as assignee and owner of the entire right, title and interest in, to and under the Assigned Patents.

6.

No waiver, modification or change of any of the provisions of this Assignment shall be valid unless in writing and signed by the Party against whom such claimed waiver, modification or change is sought to be enforced.

7.

This Assignment may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

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IN WITNESS WHEREOF, the Parties hereto, through their authorized representatives, have caused this Assignment to be duly executed and delivered as of the Effective Date.

As Assignor:

Insys Development Company, Inc. 2

By:

Name:

Title:

As Assignee:

BTcP Pharma, LLC

By:

Name:

Title:

[2]	Note to Draft: Depending on whether the transaction includes foreign applications, Insys Pharma, Inc. may also be a party to this agreement.

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Exhibit D

FORM OF TRADEMARK ASSIGNMENT AGREEMENT

THIS TRADEMARK ASSIGNMENT AGREEMENT (“Assignment”), dated as of [●] (“Effective Date”), is entered into by and between [Insys Development Company, Inc., a corporation organized and existing under the Laws of Delaware] (“Assignor”),3 and BTcP Pharma, LLC, a Wyoming limited liability company (“Assignee”). Assignor and Assignee are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of September 1, 2019, by and between Insys Therapeutics, Inc., the parent entity of Assignor (“Parent”), and Assignee (the “Purchase Agreement”), Parent agreed to sell, and to cause its Affiliates (including Assignor) to sell, to Assignee, and Assignee agreed to purchase from Assignor, all of Assignor’s Marks included in the Transferred Assets, in each case on the terms and subject to the conditions contained in the Purchase Agreement;

WHEREAS, as required in the Purchase Agreement, Assignor hereby desires to deliver, sell and transfer to Assignee its entire worldwide right, title and interest in, to and under the Marks set forth on Exhibit A hereto (the “Assigned Marks”); and

WHEREAS, Assignee desires to purchase, acquire and accept the Assigned Marks from Assignor.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.
2.

Assignor hereby irrevocably conveys, assigns and transfers to Assignee its entire worldwide right, title and interest in, to and under the Assigned Marks, free and clear of all liens, together with any and all goodwill connected with and symbolized by the foregoing, the same to be held and enjoyed by Assignee for its own use and enjoyment and the use and enjoyment of its successors, assigns and other legal representatives as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made, as assignee of its respective entire right, title and interest therein, including, without limitation, all rights in and to all fees, income, royalties, damages and payments now or hereafter due or payable with respect thereto, any and all claims and causes of action (whether in Law or in equity) with respect thereto, and the right to sue, counterclaim, and recover for past, present and future infringement, misappropriation, dilution or other violation of the rights assigned or to be assigned under this Assignment.

3.	This Assignment is binding upon, and inures to the benefit of, the Parties hereto and their respective legal representatives, successors and permitted assigns. It is understood that any

[3]	Note to Draft: Depending on whether the transaction includes foreign applications, Insys Pharma, Inc. may also be a party to this agreement.

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finding of invalidity of one assignment as effected hereby shall not affect the assignment of other Assigned Marks. All questions concerning the construction, validity and interpretation of this Assignment and the performance of the obligations imposed by this Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to the choice of Law principles thereof) and the intellectual property Laws of the United States without giving effect to any Law that would result in the application of a different body of Law than as set forth in this Section 3, except to the extent that such Laws are superseded by the Bankruptcy Code.

4.

Upon reasonable request by Assignee, Assignor will execute additional documents and take other actions as may be necessary or desirable to record or memorialize the assignments of the Assigned Marks set forth herein, and to vest and perfect in Assignee such right, title, and interest in and to the Assigned Marks as sold, assigned and transferred to Assignee hereunder.

5.

Assignor hereby authorizes and requests the officials of the United States Patent and Trademark Office, and the corresponding entities or agencies in any applicable foreign jurisdiction, to record Assignee as assignee and owner of the entire right, title and interest in, to and under the Assigned Marks.

6.

No waiver, modification or change of any of the provisions of this Assignment shall be valid unless in writing and signed by the Party against whom such claimed waiver, modification or change is sought to be enforced.

7.

This Assignment may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart. A signed copy of this Assignment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

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IN WITNESS WHEREOF, the Parties hereto, through their authorized representatives, have caused this Assignment to be duly executed and delivered as of the Effective Date.

As Assignor:

Insys Development Company, Inc. 4

By:

Name:

Title:

As Assignee:

BTcP Pharma, LLC

By:Name:

Title:

[4]	Note to Draft: Depending on whether the transaction includes foreign applications, Insys Pharma, Inc. may also be a party to this agreement.

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